AGREEMENT FOR THE SALE AND PURCHASE OF THE SHARES OF CROWN CASTLE AUSTRALIA HOLDINGS PTY LTD
DATED 14 May 2015
Each person listed in Schedule 1, TURRI BIDCO PTY LTD TURRI FINANCE PTY LTD AND CROWN CASTLE INTERNATIONAL CORP.*

* Solely with respect to clauses 19, 20, 21, 22 and 25

Contents
Clause    Page

1.	Interpretation 1

1.1	Definitions 1

1.2	Reasonable endeavours 11

1.3	Things required to be done other than on a Business Day 11

1.4	Other rules of interpretation 11

2.	Sale and Purchase of the Shares 13

2.1	Condition precedent 13

2.2	Sale and purchase 14

2.3	Consideration 14

2.4	Payment 14

2.5	Purchase price adjustments 14

2.6	Payments following adjustment 15

2.7	Adjustment representative 16

2.8	Ownership and risk 16

2.9	Certain payments taken to be a reduction or increase in the Purchase Price 16

2.10	Waiver of transfer restrictions and other rights 16

2.11	Waiver of claims under the Shareholders Agreement and termination of the Shareholders Agreement 16

2.12	Waiver of claims under the Management Agreement and termination of the Management Agreement 17

2.13	Installment Payment and Letter of Credit 17

3.	Termination 18

3.1	Termination Rights 18

4.	Pre-Completion Obligations 18

4.1	Access and information 18

4.2	Conduct of business 19

4.3	Assistance with Tower Site Leases and Tower Site Licenses 20

4.4	Financing 20

4.5	Intercompany Revolving Credit Facility freeze 22

5.	Completion 23

5.1	Time and place 23

5.2	Buyer obligations 23

5.3	Seller obligations 23

5.4	Performance of Completion obligations 24

5.5	Waiver of Completion obligations 25

5.6	Notice to complete 25

6.	W&I Insurance Arrangements 25

6.1	W&I Insurance 25

6.2	Conflict 27

7.	Guarantees 27

7.1	Release of Group Companies from guarantees 27

7.2	Release of Seller Group Members from guarantees 27

8.	General Post-Completion Obligations 27

8.1	Seller obligations whilst registered holder of Shares 27

8.2	Access to records and documents 28

8.3	D&O cover and exclusion of directors and officers liability 28

8.4	No use of certain names 29

9.	Seller Warranties 29

9.1	Warranties 29

9.2	Separate and independent warranties 29

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9.3	Buyer knowledge and status of Seller Warranties 30

10.	Limitations 30

10.1	No action against officers or employees 30

10.2	Due Diligence Investigation 30

10.3	Disclosed Information 31

10.4	Qualifications to Seller Warranties and Tax Indemnity 31

10.5	Qualifications to Disclosed Information 32

10.6	Other exclusions 33

10.7	Time limits 34

10.8	Notice of Claims 34

10.9	Financial limits 34

10.10	Multiple Warrantor limits 35

10.11	Exclusion of liability for certain Losses 35

10.12	Restrictions on specific warranties 36

10.13	Subsequent disposal 36

10.14	Mitigation of loss 36

10.15	Voluntary actions 36

10.16	Right to remedy 36

10.17	Repayment of Claim Related Benefits 36

10.18	Buyer to pursue Claim Related Benefits 37

10.19	Insurance 37

10.20	Separate and independent limitations 37

10.21	Sole remedy 37

10.22	Limitation on Tax Warranties 37

10.23	Tax Election 38

11.	Tax Indemnity 38

11.1	Indemnity 38

11.2	Payments 38

11.3	Exclusions 38

11.4	Mitigation 39

12.	Third Party Claims 39

12.1	Notice 39

12.2	Buyer obligations 39

12.3	CCOL may assume conduct of Third Party Claims 40

12.4	Provision of information 41

13.	Warranties by the Buyer 41

14.	Conduct of Tax Claims and Preparation of Tax Returns 43

14.1	Notice 43

14.2	Buyer conduct and obligations 43

14.3	CCOL control 45

14.4	Straddle Periods 46

14.5	Limits on control 46

15.	Confidentiality 46

15.1	Buyer confidentiality obligations 46

15.2	Seller confidentiality obligations 47

15.3	Permitted announcements and disclosures 47

16.	Payments 48

16.1	Manner of payments 48

16.2	Withholding 48

16.3	No set-off by Buyer 48

17.	GST and Similar Taxes 48

17.1	Interpretation 48

17.2	Consideration exclusive of GST 48

17.3	Payment of GST 48

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17.4	Tax invoice 49

17.5	Adjustments 49

17.6	Input tax credits 49

17.7	Similar taxes 49

18.	Notices 49

18.1	Manner of giving notice 49

18.2	When notice given 50

18.3	Proof of service 50

18.4	Documents relating to legal proceedings 50

19.	Non-Solicitation; Non-Competition 50

19.1	Non-solicitation 50

19.2	Non-Solicitation Restraint Period 50

19.3	Non-competition 51

19.4	Non-Competition Restraint Period 51

19.5	Inapplicable to third party acquirors 51

19.6	Severability 52

19.7	Reasonableness of restraint 52

20.	Entire Agreement 52

20.1	Entire agreement 52

20.2	No reliance 52

20.3	No limitation of certain liabilities and remedies 52

21.	General 52

21.1	Amendment 52

21.2	Assignment 53

21.3	Consents and approvals 53

21.4	Costs 53

21.5	Duty 53

21.6	Execution in counterparts 53

21.7	Exercise and waiver of rights 53

21.8	No merger 53

21.9	Severability 54

21.10	Remedies 54

22.	Governing Law and Jurisdiction 54

22.1	Governing law 54

22.2	Jurisdiction 54

22.3	Service of process 54

23.	Trustee Limitation of Liability 54

24.	Minority Sellers Shareholder Warranty Escrow 55

24.1	Reduction of Purchase Price paid to Minority Sellers 55

24.2	Recovery against Shareholder Warranty Escrow Account 55

24.3	Reduction of Shareholder Warranty Escrow Amount 55

24.4	Distribution to Minority Sellers 55

25.	CCI Guarantee 56

25.1	Guarantee 56

25.2	CCOL actions to bind CCI 56

Schedule

1.    The Sellers
2.    The Company
3.    The Subsidiaries
4.    Seller Warranties
5.    Completion Statement
6.    Form of Transitional Services Agreement

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7.    Form of Trademark License Agreement
8.    Freehold Office Properties
9.    Leasehold Office Properties
10.    Trustee Limitation of Liability
11.    Service of Process
12.    Form of Shareholder Warranty Escrow Agreement

Annex

1.    Index to Data Room
2.    W&I Insurance Policy

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THIS AGREEMENT is made on 14 May 2015
AMONG:

(1)	THE PARTIES whose names are set out in column 1 of Schedule 1 (each, a “Seller” and, collectively, the “Sellers”);

(2)	Turri Bidco Pty Ltd ACN 605 799 899, a corporation organized under the laws of the Commonwealth of Australia, (the “Buyer”);

(3)	Turri Finance Pty Ltd ACN 605 452 435, a corporation organized under the laws of the Commonwealth of Australia, (“FinCo”); and

(4)	Crown Castle International Corp., a corporation organized under the laws of the State of Delaware (United States of America) (“CCI”), solely with respect to clauses 19, 20, 21, 22 and 25.
BACKGROUND:

(A)	The Sellers are the owners of all the issued share capital of the Company, further details of which are set out in Schedule 1.

(B)	The Sellers wish to sell and the Buyer wishes to buy all the issued share capital of the Company on the terms and subject to the conditions set out in this Agreement.
IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions
In this Agreement:
“ACCC” means the Australian Competition and Consumer Commission;
“Accounting Standards” means the Australian accounting standards made under the Corporations Act and generally accepted accounting principles and practices in Australia which are not inconsistent with those standards;
“Accounts” means the audited consolidated balance sheet as at the Accounts Date and the audited consolidated statement of comprehensive income, statement of changes in equity and statement of cash flows for the year ended on the Accounts Date of the Company;
“Accounts Date” means 31 December 2014;
“Actual Net Cash” has the meaning given in Schedule 5;
“Actual Working Capital” has the meaning given in Schedule 5;
“Additional Amount” has the meaning given in clause 17.3;
“Adjustment Escrow Account” means the escrow account specified in writing to the Buyer at least three Business Days prior to Completion by the Adjustment Representative and held by the Adjustment Representative as security for the Sellers’ obligations pursuant to clauses 2.4 and 2.5, if any;

“Adjustment Escrow Amount” means A$10,000,000;
“Adjustment Escrow Excess Amount” has the meaning given in clause 2.6(c);
“Adjustment Escrow Shortfall Amount” has the meaning given in clause 2.6(b);
“Adjustment Representative” has the meaning given in clause 2.7;
“Advisory Expenses” has the meaning given in Schedule 5;
“Alternative Financing” has the meaning given in clause 4.4(e);
“ANZ Facility” means the A$9,880,000 facilities pursuant to the Letter of Offer dated 28 June 2013, as amended from time to time including by a variation letter dated 9 January 2015, among Australia and New Zealand Banking Group Limited, as lender, and certain subsidiaries of the Company, as borrowers;
“ASIC” means the Australian Securities and Investments Commission;
“ASX” means ASX Limited;
“Balance Sheet Date Working Capital” has the meaning given in Schedule 5;
“Beneficial Sellers” has the meaning given in Schedule 10;
“Benefit Date” has the meaning given in clause 10.17(c);
“Business” has the meaning given in clause 19.3;
“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are generally open in Sydney, Australia for normal business and, with respect to a Business Day relevant for determining the date of Completion or the date for any payment to be made to a Seller, a day (other than a Saturday, Sunday or public holiday) on which banks are generally open in any jurisdiction required for the purposes of such Seller’s receipt of funds process;
“Business Warranties” means the statements set out in Part B of Schedule 4;
“Buyer” has the meaning given in the recitals;
“Buyer Group” means the Buyer and all of its Related Entities (and after Completion includes the Group Companies) and “Buyer Group Member” means any one of them;
“Cap Amount” has the meaning given in clause 10.9(a);
“CCA” means Crown Castle Australia Pty Ltd (ACN 090 873 019), incorporated in Australia;
“CCI” has the meaning given in the recitals;
“CCOL” means Crown Castle Operating LLC, a Delaware (United States of America) limited liability company;
“CCOL Letter of Credit” has the meaning given in clause 2.13;

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“Claim” means any Warranty Claim, any claim under the Tax Indemnity and any other claim, demand, cause of action or proceeding against the Sellers:

(a)	for breach of any provision of this Agreement or any other Transaction Document; or

(b)	otherwise in respect of the subject matter of this Agreement or any other Transaction Document;
“Claim Related Benefit” has the meaning given in clause 10.17(a);
“Co-Investment Agreement” means the co-investment agreement among the Minority Sellers, Todd and TII Management Limited (a Related Entity of Todd).
“Company” means Crown Castle Australia Holdings Pty Ltd (ACN 086 370 274), incorporated in Australia;
“Competitive Activity” has the meaning given in clause 19.3;
“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;
“Completion Statement” has the meaning given in Schedule 5;
“Corporations Act” means the Corporations Act 2001 (Cth);
“D&O Indemnified Parties” has the meaning given in clause 8.3(a);
“Data Room Information” means:

(a)
the information and the documents made available to the Buyer or any of its Representatives on or before the date of this Agreement in the physical or electronic data rooms to which the Buyer has been given access, an index to which is attached as Annex 1 or provided to the Buyer on CD-Rom or DVD; and

(b)
the written answers or written confirmations or correspondence provided by any of the Sellers, the management of the Group Companies or any of their respective Representatives or Related Entities to the Buyer or any of its Representatives on or before the date of this Agreement in response to requests for information;

“Data Tape” means the unaudited report of the same name contained in the document numbered 01.05.011 in the Data Room Information, derived principally from the Company’s financial system showing certain annualised lease and licence details as at the Accounts Date on all active sites (but excluding, without limitation, certain sites, for example incomplete new builds, alternate sites, inactive rooftops);
“Debt Financing” has the meaning given in clause 13(j);
“Debt Financing Commitments” has the meaning given in clause 13(j);
“Deed of Guarantee and Indemnity” means the Deed of Guarantee and Indemnity dated 26 November 2013 among Crown Castle Australia Pty Ltd, the Company and CCI;
“Defaulting Party” has the meaning given in clause 5.6;
“Disclosed Information” has the meaning given in clause 10.3;

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“Disclosure Letter” means the letter dated the same date as this Agreement from the Sellers to the Buyer and includes all of its schedules and annexures;
“Disputed Item” has the meaning given in Schedule 5;
“Draft Completion Statement” has the meaning given in Schedule 5;
“Due Diligence Investigation” has the meaning given in clause 10.2(a);
“Duty” means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and any penalty, fine, interest or additional charge payable in relation to any such duty or charge;
“Encumbrance” means any security interest (within the meaning of section 51A of the Corporations Act) and any mortgage, charge, pledge or lien or any option, right to acquire, right of pre-emption or assignment, in each case by way of security or trust arrangement for the purpose of providing security, retention arrangement or other security interest of any kind, and any agreement to create any of the foregoing;
“End Date” means 12 June 2015;
“Equity Financing” has the meaning given in clause 13(j);
“Equity Financing Commitments” has the meaning given in clause 13(j);
“Equity Purchase Price” has the meaning given in clause 2.3;
“Estimated Net Cash” has the meaning given in Schedule 5;
“Estimated Working Capital” has the meaning given in Schedule 5;
“Excess Recovery” has the meaning given in clause 10.17(c);
“Existing D&O Cover” has the meaning given in clause 8.3(c);
“Financing” has the meaning given in clause 13(j);
“Financing Agreement” means:

(a)	any agreement in effect on the date of this Agreement under which a Group Company may borrow money in excess of A$5 million;

(b)
any equipment lease, finance lease, hire purchase agreement or similar arrangement in effect on the date of this Agreement under which a Group Company holds assets to a value of A$5 million or more; and

(c)	the ANZ Facility, but excluding the Intercompany Revolving Credit Facility;
“Financing Commitments” has the meaning given in clause 13(j);
“Freehold Office Property” means the office site owned by the Group Companies, as set out in Schedule 8;
“Freehold Properties” means all freehold property, other than the Freehold Office Properties, owned by the Group Companies, as set out in Document No. 16.10 in the Data Room Information;

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“Government Agency” means any government; any department, officer or minister of any government; or any governmental, administrative, fiscal or judicial agency, authority, board, commission, tribunal or entity;
“Group Companies” means the Company and the Subsidiaries and “Group Company” means any one of them;
“GST” has the meaning given in the GST Law;
“GST Exclusive Consideration” has the meaning given in clause 17.2;
“GST Law” has the meaning given in the A New Tax System (Goods and Services Tax) Act 1999 (Cth);
“ICAA” has the meaning given in Schedule 5;
“Indemnification Provisions” has the meaning given in clause 8.3(a);
“Industrial Instrument” means any award or collective agreement made, approved or enforceable under any law including any certified agreement, collective agreement, enterprise agreement, Australian Workplace Agreement or Modern Award and any notional agreement preserving a state award;
“Installment Payment” has the meaning given in clause 2.13;
“Insolvency Event” means in respect of any person:

(a)	the person is unable to or states that it is unable to pay its debts as they fall due or stops or threatens to stop paying its debts as they fall due;

(b)	any indebtedness of the person is subject to a moratorium;

(c)
a liquidator, provisional liquidator or administrator has been appointed to the person, a controller (as defined in section 9 of the Corporations Act) has been appointed to any property of the person or an event occurs which gives any other person a right to seek such an appointment;

(d)
an order has been made, a resolution has been passed or proposed in a notice of meeting or in an announcement to any recognised securities exchange, or an application to court has been made for the winding up or dissolution of the person or for the entry into of any arrangement, compromise or composition with, or assignment for the benefit of, creditors of the person or any class of them;

(e)	a writ of execution, garnishee order, mareva injunction or similar order has been issued over or affecting, all or a substantial part of the assets of the person; or

(f)
the person has otherwise become, or is otherwise taken to be, insolvent in any jurisdiction or an event occurs in any jurisdiction in relation to the person which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (a) to (e) above;

“Intellectual Property Rights” means:

(a)	copyright, patents, database rights and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered);

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(b)	applications for registration, and rights to apply for registration, of any of the foregoing rights; and

(c)	all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;
“Intercompany Loan Repayment Amount” means the amount in Australian dollars notified by CCOL (on behalf of CCI) to the Buyer not less than three Business Days before Completion (the date of such notification being the “Intercompany Loan Repayment Notification Date”) as the total amount required to discharge the Intercompany Revolving Credit Facility immediately following Completion (including all principal and accrued and unpaid interest and fees in respect thereof and any premiums required to be paid at the time of the prepayment thereof);
“Intercompany Loan Repayment Notification Date” has the meaning given in the definition of Intercompany Loan Repayment Amount;
“Intercompany Revolving Credit Facility” means the A$400 million Revolving Floating Rate Cash Advance Facility dated on or about 22 November 2013 between the Company, as borrower and CCI, as lender and the related A$400 million Revolving Note dated 26 November 2013;
“Judgment Amount” has the meaning given in clause 10.10(d);
“Leasehold Office Properties” means the office sites leased by the Group Companies set out in Schedule 9;
“Loss” means all losses, damages, costs, expenses, charges and other liabilities;
“MAAs” means the master access agreements between members of the Group and carrier customers for access to and use of Tower Sites to affix telecommunications equipment that require payments to any Group Company in excess of A$5 million in any twelve month period;
“Major Sellers” means CCOL and Todd;
“Management Agreement” means the Agreement for the Provision of Co-ordination and Support Services, dated 27 November 2006 among CCI, CCA and the Company;
“Material Contract” means the MAAs in effect on the date of this Agreement and any other contract in effect on the date of this Agreement that is material to the Group Companies, taken as a whole, or that requires payments to or by any Group Company in excess of A$5 million in a twelve month period, but excluding the Financing Agreements and the Intercompany Revolving Credit Facility;
“Minority Sellers” means the Sellers other than the Major Sellers and the Trustee;
“Names” means the past, current and future names, imagery, domain names, slogans, taglines, logos, symbols, trademarks or abbreviations of any Seller Group Member and any past, current and future name, imagery, domain name, slogan, tagline, logo, symbol, trademark or abbreviation that, in the reasonable judgment of CCOL, is similar thereto (including with respect to styling, color or appearance) and any variations or derivatives thereof, including “Crown”, “Crown Castle”, “CC”, “CCI”, “CCA” and “Crown Castle Australia”;
“Net Cash” has the meaning given in Schedule 5;
“Notice of Disagreement” has the meaning given in Schedule 5;

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“Paying Warrantor” has the meaning given in clause 10.10(d);
“Permitted Encumbrance” means any Encumbrance that is:

(a)	a lien arising by operation of law or in the ordinary course of business of, and not arising as a result of a default or omission by, the relevant Group Company;

(b)
a retention of title arrangement entered into by any Group Company in the ordinary course of business on the supplier’s usual terms of sale (or on terms more favourable to that Group Company), and not arising as a result of a default or omission by any Group Company;

(c)
a purchase money security interest (as defined in section 14 of the PPS Act) which relates to the deferred purchase price of any asset or service provided to any Group Company in the ordinary course of business;

(d)	a lease, licence or similar arrangement which relates to an asset arising in the ordinary course of business of the relevant Group Company;

(e)
a netting, set-off or similar arrangement or any combination thereof entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(f)	an interest in personal property that would not be a Security Interest but for section 12(3) of the PPS Act;

(g)
a registered covenant, easement, caveat, mortgage, charge or other dealing or affectation whether registered on title at a State or Territory land registry, or unregistered, burdening any of the Freehold Office Properties, Leasehold Office Properties or Tower Sites as at the date of this Agreement;

(h)	a reservation, exception or condition contained in any Crown grant; or

(i)	without limiting the above, rights under any Material Contract, Tower Site Lease or Tower Site License;
“PPS Act” means the Personal Property Securities Act 2009 (Cth);
“Pre-Completion Period” means any period (or portion thereof) ending on or before Completion in respect of which a Group Company is required to make a return or a payment to a Taxation Authority, including a period described in section 701-30 of the Tax Act;
“Pre-Completion Taxation” has the meaning given in clause 11.1;
“Projected Claim Amount” means, as of any date, with respect to a Minority Seller, the lesser of:

(a)
the maximum aggregate amount that is determined by Buyer, acting reasonably, to be necessary to satisfy all Shareholder Warranty Claims against such Minority Seller that have been timely asserted but not finally resolved by that date and;

(b)	such Minority Seller’s Shareholder Warranty Escrow Amount as of such date;
“Provider” has the meaning given in clause 12.4(b);
“Purchase Price” has the meaning given in clause 2.3;

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“Recipient” has the meaning given in clause 12.4(b);
“Related Entity” means, in respect of any entity, a second entity that:

(a)	controls the first entity;

(b)	is under the control of the first entity; or

(c)	is under the control of a third entity that also controls the first entity, with control having the meaning given in section 50AA of the Corporations Act;
“Representative” means, in relation to a person, any director, officer or employee of, and any accountant, auditor, financier, financial adviser, legal adviser, technical adviser or other expert adviser or consultant to, such person;
“Respective Proportion” means, in relation to a Seller, the percentage specified opposite the name of such Seller in column 4 of Schedule 1;
“Seller” and “Sellers” have the meaning, respectively, given in the recitals;
“Seller Group” means, in relation to each Seller, that Seller and its Related Entities other than the Group Companies, and “Seller Group Member” means any one of them;
“Seller Payment” has the meaning given in clause 10.17(a);
“Seller Warranties” means the Shareholder Warranties and the Business Warranties;
“Senior Employee” has the meaning given in clause 9.1(a) of Part B of Schedule 4;
“Share Capital Warranties” means the statements set out in clause 1 of Part B of Schedule 4;
“Share Capital Warranty Claims” means any claim, demand, cause of action or proceeding against a Warrantor the basis of which is that a Share Capital Warranty is, or is alleged to be, untrue, inaccurate or misleading;
“Share Security Deed” means the Share Security Deed dated 26 November 2013 between the Company and CCI;
“Shareholder Warranties” means the statements set out in Part A of Schedule 4;
“Shareholder Warranty Claims” means any claim, demand, cause of action or proceeding against a Warrantor the basis of which is that a Shareholder Warranty of such Warrantor is, or is alleged to be, untrue, inaccurate or misleading;
“Shareholder Warranty Escrow Account” means the escrow account held by the Shareholder Warranty Escrow Agent pursuant to the Shareholder Warranty Escrow Agreement as security for the Minority Sellers’ obligations pursuant to any Shareholder Warranty Claims;
“Shareholder Warranty Escrow Agent” means the escrow agent pursuant to the Shareholder Warranty Escrow Agreement;
“Shareholder Warranty Escrow Agreement” means the escrow agreement dated on the date of Completion substantially in the form of Schedule 12 among the Minority Sellers, the Buyer and the Shareholder Warranty Escrow Agent;

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“Shareholder Warranty Escrow Amount” means, in respect of a Minority Seller, the amount equal to the product of:

(a)	such Minority Seller’s Respective Proportion divided by the sum of all Minority Sellers’ Respective Proportions; and

(b)	the Total Shareholder Warranty Escrow Amount,
as may be reduced in accordance with clause 24;
“Shareholders Agreement” means the Shareholders Agreement dated March 2000, as amended from time to time, whose current parties are CCOL, TII Management Limited and the Company;
“Shares” means all of the shares in the capital of the Company mentioned in Schedule 1;
“Subsidiaries” means all the companies mentioned in Schedule 3, and “Subsidiary” means any one of them;
“Sunset Date” means 22 May 2015;
“Supplier” has the meaning given in clause 17.3;
“Surviving Clauses” means clause 1 (interpretation), clause 3.1(d) (termination), clause 15 (confidentiality), clause 17 (GST and similar taxes), clause 18 (notices), clause 20 (entire agreement), clause 21 (general), clause 22 (governing law and jurisdiction) and clause 23 (trustee limitation on liability);
“Tax” or “Taxation” means:

(a)	any charge, tax, duty, levy, impost or withholding imposed by or for the support of any Government Agency, however and wherever collected or recovered, including GST but excluding Duty; and

(b)	any penalty, fine, interest or additional charge payable in relation to any such charge, tax, duty, levy, impost or withholding;
“Tax Act” means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth);
“Tax Benefit” means a benefit or saving of any Tax or a credit against any Tax or any relief or remission for Tax (or its repayment), including where the benefit, saving, credit, relief or remission arises in any subsequent tax year;
“Tax Claim” means a liability to or claim for payment of Taxation which may result in a claim against Warrantors under the Tax Indemnity, or for breach of the Tax Warranties, or, in both cases, which may do so if clause 10.9 were not to apply;
“Tax Indemnity” has the meaning given in clause 11.1;
“Tax Warranties” means the statements set out in clause 7 of Part B of Schedule 4;
“Taxation Authority” means any taxing or other authority competent to impose, administer or collect any Taxation in any jurisdiction;

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“Third Party Claim” means any claim, demand, cause of action or proceeding by any person (other than a Buyer Group Member or a Seller Group Member) against any Buyer Group Member that may give rise to a Claim, but does not include a Tax Claim or any Claim that is covered by the W&I Insurance Policy;
“TLA” means the Trademark Licence Agreement dated on the date of Completion substantially in the form of Schedule 7;
“Todd” means Todd International Investments Limited, a company registered in New Zealand with company number 1017227;
“Total Shareholder Warranty Escrow Amount” means A$8 million;
“Tower” means the tower, monopole, mast or other support structure for customer radiocommunications equipment on a Tower Site, but excluding:

(a)	customer equipment and facilities on that Tower Site; and

(b)	any foundation, footing or other structure that is part of the land on which the Tower is situated or that is owned by the lessor to a Group Company of the Tower Site;
provided that for the avoidance of doubt any tower, monopole, mast or other support structure that is owned by a customer and is located on land acquired by a Group Company as part of its “land under tower” program is not a Tower;
“Tower Site” means a ground based or rooftop site in respect of which a Group Company has tenure (whether by freehold, lease, licence, easement or otherwise) on which a tower or other support structure for radiocommunications and related equipment, or such equipment itself, is or may be situated;
“Tower Site Documents” means in respect of a Tower Site:

(a)	the lease, licence or other property right granted to a Group Company by the owner or head lessor of that Tower Site (“Tower Site Leases”);

(b)
the site licences (including leases and sub-leases) granted by a Group Company to customers in relation to access to and use of the Tower Site (“Tower Site Licences”) by those customers for co-locating telecommunications and related equipment on that Tower Site; or

(c)
certain co-location process and other documents (including quotes, offers of elevation and application approvals) issued to or by a customer in relation to the grant of site licences for access to and use of the Tower Site by customers for co-locating telecommunications and related equipment on that Tower Site;

“Transaction Documents” means:

(a)	this Agreement;

(b)	the TSA;

(c)	the TLA; and

(d)	any other agreements executed or to be executed by any of the parties or their Related Entities on the date of this Agreement or at Completion in connection with this Agreement;

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“Trustee” means The Trust Company (Nominees) Limited ABN 14 000 154 441;
“TSA” means the Transitional Services Agreement dated on the date of Completion substantially in the form of Schedule 6;
“Warrantors” means, collectively, (i) the Sellers, with respect to the Shareholder Warranties, and (ii) the Sellers (other than the Trustee), with respect to the Business Warranties, the Tax Indemnity or any other Claim;
“Warranty Claim” means any claim, demand, cause of action or proceeding against a Warrantor the basis of which is that a Seller Warranty is, or is alleged to be, untrue, inaccurate or misleading;
“Working Capital” has the meaning given in Schedule 5;
“W&I Insurance Policy” means the policies of warranty and indemnity insurance to be issued to the Buyer by the W&I Insurers prior to Completion of this Agreement, substantially in the form of the policy for the primary layer of insurance attached as Annex 2, or as otherwise approved by the Buyer and CCOL (in consultation with Todd), and which in aggregate for all such policies provide a limit of liability of $200 million ; and
“W&I Insurers” means AIG Australia Limited, HCC International (Spanish Branch), Ironshore Australia Pty Limited, Zurich Insurance PLC (UK Branch, RiskPoint A/S and Liberty International Underwriters (trading under the name of Liberty Mutual Insurance Company) or other insurers arranged by Aon Risk Services Australia Limited as the W&I Insurance Policy broker.

1.2	Reasonable endeavours
Except as otherwise expressly provided in this Agreement, any provision of this Agreement which requires a party to use reasonable endeavours or all reasonable endeavours, or to take all steps reasonably necessary, to procure that something is performed or occurs, does not impose any obligation to:

(a)	commence any claim, demand, cause of action or proceeding against any person;

(b)	procure absolutely that that thing is done or happens;

(c)	incur a material expense, except where that provision expressly specifies otherwise; or

(d)
accept any undertakings or conditions required by any third party if those undertakings or conditions, in the reasonable opinion of the party required to give such undertakings or satisfy such conditions, are materially adverse to its commercial interests or fundamentally or materially alter the basis on which it originally agreed to the transaction that is the subject of this Agreement.

1.3	Things required to be done other than on a Business Day
Unless otherwise indicated, where the day on which any act, matter or thing is to be done is a day other than a Business Day, that act, matter or thing must be done on or by the next Business Day.

1.4	Other rules of interpretation
In this Agreement:

(a)	unless expressly stated to the contrary, any reference, express or implied, to any legislation in any jurisdiction includes:

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(i)	such legislation as amended, extended or applied by or under any other legislation made before or after execution of this Agreement;

(ii)	any legislation which such legislation re-enacts with or without modification; and

(iii)
any subordinate legislation made before or after execution of this Agreement under such legislation, including (where applicable) that legislation as amended, extended or applied as described in clause 1.4(a)(i), or under any legislation which it re-enacts as described in clause 1.4(a)(ii);

(b)	references to persons or entities include Government Agencies, natural persons, bodies corporate, partnerships, trusts and unincorporated and incorporated associations of persons;

(c)	references to an individual or a natural person (other than in clause 10.4(b)) include such person’s estate and personal representatives;

(d)
unless otherwise specified herein, a reference to a clause, schedule or annex is a reference to a clause, schedule or annex of or to this Agreement (and the schedules and annexes form part of this Agreement);

(e)	subject to clause 21.2, references to a party to this Agreement include the successors or permitted assigns (immediate or otherwise) of that party;

(f)	a reference to any instrument or document includes any variation or replacement thereof;

(g)	unless otherwise indicated, a reference to any time is a reference to that time in Sydney, Australia;

(h)	a reference to $, A$ or dollars is to Australian currency;

(i)	singular words include the plural and vice versa;

(j)	a word of any gender includes the corresponding words of any other gender;

(k)	if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;

(l)	the use of the word “or” shall not be exclusive;

(m)
general words must not be given a restrictive meaning by reason of the fact that they are followed by particular examples (including the use of the words “include”, “including”, “for example” or “such as”) which are intended to be embraced by the general words, and the use of such examples does not limit the meaning of the general words;

(n)	unless expressly stated to the contrary, any timeframes provided for may be modified or waived by agreement of CCOL (in consultation with Todd) and the Buyer;

(o)	nothing is to be construed adversely to a party just because that party put forward this Agreement or the relevant part of this Agreement;

(p)	the headings do not affect interpretation;

(q)	the obligations of the Sellers (or any of them) are several (not joint or joint and several); and

(r)	the obligations of the Warrantors (or any of them) are several (not joint or joint and several).

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2.	SALE AND PURCHASE OF THE SHARES

2.1	Condition precedent

(a)	Completion cannot and must not occur until the W&I Insurers have issued the W&I Insurance Policy to the Buyer.

(b)	The Buyer must use its best efforts to ensure that the condition precedent in clause 2.1(a) is satisfied as soon as possible but in any event before the Sunset Date.

(c)	Without limiting the generality of clause 2.1(b):

(i)	each party must supply all necessary or appropriate information for the purpose of enabling the condition in clause 2.1(a) to be fulfilled;

(ii)	no party may take any action, or fail to take any action, that would or would be likely to prevent or hinder the satisfaction of the condition in clause 2.1(a);

(iii)	each party must keep the other parties informed in a timely manner of the status of any discussions or negotiations with relevant third parties regarding the condition in clause 2.1(a); and

(iv)
each party must respond in a timely manner to any other party’s reasonable request regarding the status of any discussions or negotiations with relevant third parties regarding the condition in clause 2.1(a).

(d)	If any party becomes aware

(i)	that the condition in clause 2.1(a) has been satisfied; or

(ii)	of any facts, circumstances or matters that may result in the condition in clause 2.1(a) not being or becoming incapable of being satisfied, that party must promptly notify the other parties accordingly on or before the Sunset Date.

(e)	The Buyer acknowledges and agrees that:

(i)	the W&I Insurers have been engaged by the Buyer to provide the W&I Insurance Policy;

(ii)	the W&I Insurance Policy for the primary layer of insurance (subject to the W&I Insurers’ confirmatory underwriting process) is substantially in an agreed form;

(iii)	the Buyer must promptly provide all information and other assistance reasonably required by the W&I Insurers or the Sellers for the purpose of satisfying the condition in clause 2.1(a).

(f)
If the condition in clause 2.1(a) has not been satisfied by the Sunset Date, CCOL may (in consultation with Todd) by notice in writing to the Buyer extend the date for satisfaction of the condition in clause 2.1(a) to a date on or before the End Date.

(g)	Completion cannot and must not occur unless the Buyer simultaneously delivers to CCOL the CCOL Letter of Credit.

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2.2	Sale and purchase
On Completion, each of the Sellers must sell the legal or beneficial title to its Shares, or both, as applicable, (as set out in columns 1, 2 and 3 of Schedule 1, and for clarity a Seller identified in Schedule 1 as holding beneficial title only must sell that beneficial title, and a Seller identified in Schedule 1 as holding legal title only must sell that legal title) and the Buyer must buy all such Shares free from all Encumbrances and together with all rights attaching to such Shares.

2.3	Consideration
The aggregate consideration payable by the Buyer for the purchase of the Shares and the repayment of the Intercompany Revolving Credit Facility is A$1,989,000,000 (the “Purchase Price”), subject to adjustment as provided in clause 2.5. The Purchase Price is payable as set forth in clause 2.4. The “Equity Purchase Price” equals the Purchase Price minus the Intercompany Loan Repayment Amount.

2.4	Payment

(a)	On Completion, subject to clause 24.1, the Buyer must pay each Seller an amount equal to such Seller’s Respective Proportion multiplied by the following amount:

(i)	the Equity Purchase Price, minus

(ii)	the Adjustment Escrow Amount, plus

(iii)	the Estimated Net Cash, minus

(iv)	the Balance Sheet Date Working Capital, plus

(v)	the Estimated Working Capital.

(b)	On Completion, the Buyer must pay, or otherwise provide funding to the Company, in an amount equal to the Advisory Expenses.

(c)	On Completion, the Buyer must deposit the Adjustment Escrow Amount into the Adjustment Escrow Account.

(d)	On Completion, the Buyer must deposit the Total Shareholder Warranty Escrow Amount into the Shareholder Warranty Escrow Account.

(e)	Immediately following Completion, the Buyer must pay the Intercompany Loan Repayment Amount to CCI on behalf of the Company in accordance with clause 5.2(b).

2.5	Purchase price adjustments
After Completion, the Actual Net Cash and the Actual Working Capital must be determined in accordance with Schedule 5 and following such determination the Purchase Price will be adjusted as follows:

(a)
if the Actual Working Capital is less than the Estimated Working Capital, the Purchase Price must be reduced by the amount by which the Actual Working Capital is less than the Estimated Working Capital;

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(b)	if the Actual Working Capital exceeds the Estimated Working Capital, the Purchase Price must be increased by the amount by which the Actual Working Capital exceeds the Estimated Working Capital;

(c)	if the Actual Net Cash is less than the Estimated Net Cash, the Purchase Price must be reduced by the amount by which the Actual Net Cash is less than the Estimated Net Cash; and

(d)	if the Actual Net Cash exceeds the Estimated Net Cash, the Purchase Price must be increased by the amount by which the Actual Net Cash exceeds the Estimated Net Cash.
For the avoidance of doubt, the limitations set out in clause 10 of this Agreement do not apply to any adjustment to the Purchase Price made in accordance with this clause 2.4.

2.6	Payments following adjustment
If as a result of all applicable adjustments under clause 2.5, taken together:

(a)	the Purchase Price is increased,

(i)	the Buyer must make a payment to each Seller in the amount of such aggregate increase of the Purchase Price multiplied by such Seller’s Respective Proportion, and

(ii)	the Adjustment Representative must release to each Seller an amount equal to the Adjustment Escrow Amount multiplied by such Seller’s Respective Proportion;

(b)	the Purchase Price is reduced and the Adjustment Escrow Amount is less than the aggregate amount of such reduction (such shortfall, the “Adjustment Escrow Shortfall Amount”),

(v)	the Adjustment Representative must release to the Buyer the Adjustment Escrow Amount, and

(vi)
each Seller must make, or procure that another party makes on its behalf, a payment to the Buyer in the amount of the Adjustment Escrow Shortfall Amount multiplied by such Seller’s Respective Proportion; or

(c)	the Purchase Price is reduced and the Adjustment Escrow Amount exceeds or is equal to the aggregate amount of such reduction (any such excess, the “Adjustment Escrow Excess Amount”),

(iii)	the Adjustment Representative must release to the Buyer the aggregate amount of such reduction of the Purchase Price, and

(iv)	the Adjustment Representative must release to each Seller an amount equal to the Adjustment Escrow Excess Amount multiplied by such Seller’s Respective Proportion.
Any payments made pursuant to this clause 2.6 must be made within ten Business Days following the day on which the Actual Working Capital and the Actual Net Cash are agreed or finally determined in accordance with Schedule 5.
In no event shall any adjustment under clause 2.5 change the amount of the Adjustment Escrow Amount, the Intercompany Loan Repayment Amount, the Total Shareholder Warranty Escrow Amount or any Minority Seller’s Shareholder Warranty Escrow Amount.

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For the avoidance of doubt, the limitations set out in clause 10 of this Agreement do not apply to any amount payable in accordance with this clause 2.5.

2.7	Adjustment representative
Each Seller hereby irrevocably appoints CCOL as representative (the “Adjustment Representative”) of such Seller to act as the agent and on behalf of such Seller under this Agreement for the purposes of (i) determining any purchase price adjustments and payments pursuant to clauses 2.4 and 2.5, (ii) holding in escrow and disbursing the Adjustment Escrow Amount and (iii) determining any and all calculations or amounts in accordance with Schedule 5. In its role as the Adjustment Representative, the Adjustment Representative must (in consultation with Todd) act as the agent for all Sellers and has the authority to bind each Seller with respect to the matters described in this clause 2.7, and the Buyer acknowledges and agrees with such appointment and authority and may rely on such appointment and authority until the receipt of notice of the appointment of a successor signed by each of the Sellers. In no event (other than fraud or wilful misconduct on the part of the Adjustment Representative or the failure to release any Adjustment Escrow Excess Amount in accordance with clause 2.6) will the Adjustment Representative have any liability to any Seller in connection with the Adjustment Representative’s actions as agent pursuant to this clause 2.7.

2.8	Ownership and risk
Beneficial ownership and risk in the Shares passes from the Sellers to the Buyer on Completion (except that the Buyer acknowledges the Trustee sells legal ownership only).

2.9	Certain payments taken to be a reduction or increase in the Purchase Price
Any payment made by any Seller in respect of a Warranty Claim or under the Tax Indemnity must, unless otherwise required by applicable law, be taken to be a reduction in the amount paid to such Seller pursuant to clause 2.4(a). Any payment made by the Buyer to a Seller after Completion (including in respect of a breach of warranty by the Buyer or under clause 10.17) must, unless otherwise required by applicable law, be taken to be an increase in the amount paid to the Sellers pursuant to clause 2.4(a).

2.10	Waiver of transfer restrictions and other rights
In connection with the sale and purchase of the Shares pursuant to this Agreement, each of the Sellers hereby irrevocably waives any and all rights of pre-emption, anti-dilution protection, subscription rights, rights of first refusal, call options, co-sale rights, drag-along rights, tag-along rights, registration rights, listing rights, governance rights, management rights, information rights and any other restrictions on the transfer or sale of any Seller’s Shares, including any such rights or restrictions pursuant to the Shareholders Agreement and including in the case of Todd and the Minority Sellers any such rights or restrictions pursuant to the Co-Investment Agreement.

2.11	Waiver of claims under the Shareholders Agreement and termination of the Shareholders Agreement
Effective on Completion, each of the Sellers hereby irrevocably waives any and all rights that it may have to make any claims, demands, causes of action or proceedings against any other Seller or any Group Company or any of their respective Related Entities, officers, directors or employees pursuant to the Shareholders Agreement. On or prior to Completion, the Sellers must procure that the Company waives (effective on Completion) any and all rights that it may have to make any claims, demands, causes of action or proceedings against any Seller or any of its Related Entities, officers, directors or employees pursuant to the Shareholders Agreement. Each of the Sellers hereby agrees that the

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Shareholders Agreement shall automatically terminate effective on Completion, and, on or prior to Completion, the Sellers must procure that the Company agrees that the Shareholders Agreement shall automatically terminate effective on Completion.
Todd and each Minority Seller severally (not jointly or jointly and severally) undertakes and agrees to take before Completion all necessary steps (including in the case of Todd procuring that TII Management Limited takes all necessary steps):

(a)	to approve under the Co-Investment Agreement the sale of their respective Shares to the Buyer under this Agreement; and

(b)
to procure that the Co-Investment Agreement will terminate with effect on and from Completion (except for certain limited provisions, such as confidentiality restrictions, which will survive termination, but so that none of such surviving provisions will have the effect of an Encumbrance over their respective Shares).

2.12	Waiver of claims under the Management Agreement and termination of the Management Agreement
On or prior to Completion, the Sellers must procure that each of the Company and CCA irrevocably waive (effective on Completion) any and all rights that it may have to make any claims, demands, causes of action or proceedings against CCI or any of its Related Entities, officers, directors or employees pursuant to the Management Agreement. On or prior to Completion, CCOL must procure that CCI agrees that the Management Agreement shall automatically terminate effective on Completion, subject to the payment of the fees described in the following sentence, and each Major Seller must (in its capacity as a shareholder of the Company and with regard to its representation on the board of directors of the Company), and each other Seller must use reasonable endeavours to, procure that each of the Company and CCA agree that the Management Agreement shall automatically terminate effective on Completion, subject to the payment of the fees described in the following sentence. Immediately prior to Completion, the Sellers must procure that the Company pays to CCI any accrued and unpaid fees, including the Management Fee (as defined in the Management Agreement), payable pursuant to the Management Agreement.

2.13	Installment Payment and Letter of Credit
Notwithstanding clauses 2.4 and 5.2(a), the amount payable on Completion by the Buyer to CCOL in its capacity as a Seller shall be reduced by A$155 million (the “Installment Payment”), and the Buyer must pay the Installment Payment to CCOL on 4 January 2016. The obligation of the Buyer to make the Installment Payment shall be unconditional, with no right of set-off (including any equitable or common law rights of set-off) relating to claims, demands, causes of action or proceedings under this Agreement (including any Warranty Claims, Claims for a breach of covenant or a Claim for any action or omission of CCOL) or otherwise. On Completion, the Buyer must deliver to CCOL an irrevocable standby letter of credit (the “CCOL Letter of Credit”), issued by a financial institution reasonably satisfactory to CCOL, in an amount equal to the Installment Payment. Terms of the standby letter of credit shall be customary and, with respect to presentment, shall only require an officer of CCOL to certify that the Installment Payment has not been received by 4 January 2016. For United States federal income tax purposes, CCOL intends to report its sale of shares to the Buyer under the “installment method”, as defined under Section 453(c) of the United States Internal Revenue Code of 1986, as amended. Immediately following receipt of the Installment Payment by CCOL it must return the CCOL Letter of Credit to the Buyer.

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3.	TERMINATION

3.1	Termination Rights

(a)
If Completion does not occur on or before the End Date, CCOL (in consultation with Todd) or the Buyer may terminate this Agreement (provided the terminating party is not in breach of this Agreement) by giving notice to the other parties and in that event the provisions of clause 3.1(d) will apply.

(b)
If the condition in clause 2.1(a) is not fulfilled by the Sunset Date (or, if the date for satisfaction of the condition in clause 2.1(a) has been extended by CCOL under clause 2.1(f), such later date), or a later date agreed in writing between the Buyer and CCOL (in consultation with Todd), then:

(iv)
as long as none of the Sellers are in breach of clause 2.1 or any other provision of this Agreement, CCOL (in consultation with Todd) may terminate this Agreement at any time before Completion by giving notice to the Buyer and in that event the provisions of 3.1(d) will apply; and

(v)
as long as the Buyer is not in breach of clause 2.1 or any other provision of this Agreement, the Buyer may terminate this Agreement at any time before Completion by giving notice to the Sellers and in that event the provisions of 3.1(d) will apply.

(c)
Except for the express right of termination contained in clauses 3.1(a) or 3.1(b), no party has any right to terminate this Agreement and the parties waive their rights (if any) to annul, rescind, dissolve, withdraw from, cancel or terminate this Agreement in any circumstances.

(d)	If this Agreement is terminated under clauses 3.1(a) or 3.2(b) then:

(i)	except as provided in clause 3.1(d)(iii), all of the provisions of this Agreement will cease to have effect and each party is released from its obligations to further perform this Agreement;

(ii)	each party retains all rights that it has against each other party in respect of any breach of this Agreement occurring before termination; and

(iii)	the provisions of, and rights and obligations of each party under, this clause 3.1(d) and each of the Surviving Clauses survive termination of this Agreement.

4.	PRE-COMPLETION OBLIGATIONS

4.1	Access and information
Until Completion, to the extent permitted by law:

(a)
each Major Seller must (in its capacity as a shareholder of the Company and with regard to its representation on the board of directors of the Company), and each other Seller must use reasonable endeavours to, procure that the Buyer and its agents and advisers are given reasonable access to the properties and to the books and records of the Group Companies during normal business hours on any Business Day and on reasonable notice to CCOL; and

(b)	each Seller must provide such information regarding the businesses and affairs of the Group Companies that is in the possession of such Seller as the Buyer may reasonably require.

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4.2	Conduct of business
Until Completion, each Major Seller must (in its capacity as a shareholder of the Company and with regard to its representation on the board of directors of the Company), and each other Seller must use reasonable endeavours to, procure that, except with the prior consent of the Buyer (such consent not to be unreasonably withheld or delayed), as permitted or required by this Agreement (including clause 4.3), to the extent reasonably required to enable the Sellers to comply with their obligations under this Agreement or as set forth in clause 4.2 of the Disclosure Letter, each Group Company carries on business in the ordinary course, uses it    s reasonable endeavours to preserve the goodwill of its business and to preserve intact its current business relationships and does not:

(a)
incur any capital expenditure exceeding A$2 million in the aggregate with the exception of (i) expenditure within the budget of the then current financial year or (ii) expenditure that is already committed to be made as at the date of this Agreement and which has been fairly disclosed in the Data Room Information;

(b)	transfer, or otherwise dispose of, or create any Encumbrance (other than a Permitted Encumbrance created in the ordinary course of business) over, any material part of its assets;

(c)	increase the aggregate level of its indebtedness for borrowed money by $10,500,000 in aggregate;

(d)	make any loans to any third parties in excess of $200,000 in aggregate;

(e)
hire (except as provided for within the budget of the then current fiscal year), terminate (except for good cause) the employment of, or make any material change to the terms and conditions of employment of, any employee of any Group Company that has a base salary of more than A$200,000 per annum;

(f)	create, issue, purchase, buy back or redeem any shares of any Group Company or other securities convertible into shares of any Group Company, or otherwise alter the share capital of any Group Company;

(g)	knowingly permit any of its insurance policies to lapse, or knowingly do anything which would render any of its insurance policies void, voidable or no longer enforceable;

(h)	change in any material respect the accounting principles or practices of any Group Company, except as required by law or applicable Accounting Standards;

(i)	amend the terms of the Intercompany Revolving Credit Facility;

(j)	enter into any pre-emptive rights, voting agreements or other similar arrangements in respect of any shares of a Group Company;

(k)	enter into, terminate (except to replace on an equivalent basis) or amend in any material respect any Material Contract or Financing Agreement;

(l)	terminate (except to replace on an equivalent basis) or amend in any material respect any Tower Site Lease or Tower Site License;

(m)	amend its constituent documents;

(n)	enter into any Industrial Instrument other than in the ordinary course of business;

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(o)
commence, defend (unless it is responding to an urgent application) or settle any material litigation, arbitration or other legal proceeding, other than for the collection of debts owing to it or in the ordinary course of business;

(p)	cancel any material indebtedness owed to it other than in the ordinary course of business;

(q)
other than the Transaction Documents, enter into any contract, understanding or other arrangement with a Related Entity (other than a Group Company or other than pursuant to existing arrangements as at the date of this Agreement and fairly disclosed in the Data Room Information);

(r)	merge or consolidate with any other corporation or acquire all or substantially all of the shares or the business or assets of any other person or entity;

(s)	pass a resolution for the winding up or dissolution of any Group Company;

(t)
make any material Tax election or settle or compromise any material Tax liability, unless that election, settlement or compromise is required by law, or engage in any transaction, act or event which gives rise to any material Tax liability which is outside the ordinary course of business;

(u)	authorize, agree to or attempt any of the above.

4.3	Assistance with Tower Site Leases and Tower Site Licenses
Until Completion each Major Seller must (in its capacity as a shareholder of the Company and with regard to its representation on the board of directors of the Company), and each other Seller must use its reasonable endeavours to, procure that (a) notifications in the form set forth in the Disclosure Letter regarding the change of control of the relevant Group Company are delivered to the lessors of the Tower Sites reasonably requested by the Buyer and (b) the Company provides the Buyer with reasonable assistance and cooperation in respect of developing a strategy for obtaining any necessary consents that may be required under any Tower Site Leases and Tower Site Licenses.

4.4	Financing

(a)
Each of the Buyer and FinCo must, and must procure that its Related Entities, take, or cause to be taken, all appropriate action, do, or cause to be done, all things necessary, proper or advisable, and execute and deliver, or cause to be executed and delivered, such instruments and documents as may be required, to obtain the Financing on or prior to Completion on the terms and subject only to the conditions contained in the Financing Commitments, including to:

(i)
negotiate and enter into definitive agreements with respect to the Financing on the terms and subject only to the conditions contained in the Financing Commitments or on other terms acceptable to the Buyer so long as such definitive agreements:

(A)	do not contain any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Financing Commitments as at the date of this Agreement;

(B)	are in a form that is otherwise not reasonably likely to impair or delay the funding of the Financing or Completion; and

(C)	do not:

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I.	materially increase the aggregate amount of debt financing included in the Financing; or

II.
reduce the aggregate amount of the Debt Financing set forth in the Financing Commitments as at the date of this Agreement, unless in the case of this clause (C)(II), replaced with an amount of new equity financing on conditions no less favourable to the Sellers than the terms set forth in the Financing Commitments for the Equity Financing included in the Financing as at the date of this Agreement;

(ii)	satisfy, and cause its Related Entities to satisfy, on or prior to Completion all conditions applicable to the Buyer, FinCo or their Affiliates contained in the Financing Commitments;

(iii)	consummate the Financing contemplated by the Financing Commitments at Completion; and

(iv)	enforce its rights under the Debt Financing Commitments and the definitive agreements relating to the Debt Financing.

(b)
The Buyer and FinCo must, and must procure that their Affiliates, refrain from taking, directly or indirectly, any action that is reasonably likely to result in the failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing.

(c)
The Buyer acknowledges that its obligation to consummate the transactions contemplated by this Agreement on the terms set forth herein are not conditioned upon the availability or consummation of the Financing, the availability of any replacement commitments or receipt of the proceeds therefrom and, accordingly, the parties agree that a failure of Buyer to complete the transactions contemplated by this Agreement resulting from a failure or inability to consummate the Financing constitutes a breach for purposes of this Agreement.

(d)
Neither the Buyer nor FinCo shall agree to or permit any material amendment, supplement or other modification of, or waive any of its rights under, any Debt Financing Commitments or the definitive agreements relating to the Debt Financing without notifying the Major Sellers prior to agreeing to any such amendment, supplement, modification or waiver. For purposes of this clause 4.4 references to the “Debt Financing” and the “Financing” shall include the financing contemplated by the applicable Debt Financing Commitments as permitted to be amended, modified or replaced by this clause 4.4 and references to the “Debt Financing Commitments” shall include such documents as permitted to be amended, modified or replaced by this clause 4.4.

(e)
If either the Buyer or FinCo becomes aware that any portion of the Financing becomes unavailable on the terms and conditions contained in the Financing Commitments, the Buyer shall promptly notify the Sellers, and each of the Buyer and FinCo must, and must procure that its Related Entities, obtain, as promptly as practicable following the occurrence of such event, replacement commitments on terms and conditions that will enable the Buyer to consummate the transactions contemplated by this Agreement and that are not less favourable in the aggregate to the Sellers than those contained in the Financing Commitments (any such replacement financing, the “Alternative Financing”); provided that such replacement commitments shall not:

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(i)
be subject to any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Financing Commitments as in effect on the date of this Agreement; or

(ii)	otherwise be reasonably likely to impair or delay the funding of the Financing or Completion.

(f)
Each Major Seller must (in its capacity as a shareholder of the Company and with regard to its representation on the board of directors of the Company), and each other Seller must use reasonable endeavours to, procure that the Group Companies provide the Buyer with such cooperation as is customary and reasonably requested by the Buyer in connection with the Debt Financing or any Alternative Financing (to the extent not unreasonably interfering with the business or operations of any of the Group Companies). The Buyer shall, promptly upon request by any of the Group Companies or either Major Seller, reimburse such Group Company or Major Seller for all out-of-pocket costs incurred by such Group Company or Major Seller or any of their respective Related Entities in connection with such cooperation. Each of the Buyer and FinCo shall indemnify the Sellers and their respective Related Entities from and against any Loss suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

(g)
Each of the Buyer and FinCo shall keep the Sellers informed on a timely basis of the status of the Financing and any material developments relating to the Financing. Without limiting the generality of the foregoing, each of the Buyer and FinCo shall give the Sellers prompt notice of:

(i)	any actual default or material breach by any party under either of the Financing Commitments or the definitive agreements relating to the Financing of which the Buyer becomes aware;

(ii)	any termination of either of the Financing Commitments;

(iii)	the receipt of any written notice or other written communication from any person or entity party to a Financing Commitment with respect to any:

(A)
actual or potential default or material breach, termination or repudiation of any Financing Commitment, any definitive agreement relating to the Financing or any provision of the Financing Commitments or the definitive agreements relating to the Financing, in each case by any party thereto; or

(B)
material dispute or disagreement between or among any parties to any Financing Commitment or the definitive agreements relating to the Financing, with respect to the obligation to fund the Financing, including any condition with respect to the obligation to fund the Financing, or the amount of Financing to be funded at Completion; and

(iv)
if for any reason either the Buyer or FinCo believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements relating to the Financing.

4.5	Intercompany Revolving Credit Facility freeze
After the Intercompany Loan Repayment Notification Date, each Major Seller must (in its capacity as a shareholder of the Company and with regard to its representation on the board of directors of the Company), and each other Seller must use reasonable endeavours to, procure that, except with the

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prior consent of Buyer (such consent not to be unreasonably withheld or delayed), the Company will not draw additional principal borrowings under the Intercompany Revolving Credit Facility.

5.	COMPLETION

5.1	Time and place
Completion must take place at the offices of Allen & Overy (Level 25, 85 Castlereagh Street, Sydney, Australia NSW 2000) at 10.00 am, Sydney, Australia time one Business Day following the satisfaction of the condition in clause 2.1(a) (but, in any event, no earlier than ten Business Days after the date of this Agreement) (or at such other place or at such other time or date as CCOL (in consultation with Todd) and the Buyer may agree in writing).

5.2	Buyer obligations

(a)	On Completion the Buyer must:

(i)	pay each Seller pursuant to clause 2 in accordance with the provisions of clause 16; and

(ii)	deliver to CCOL the CCOL Letter of Credit.

(b)
Immediately following Completion the Buyer must (i) advance to the Company an amount in cash equal to the Intercompany Loan Repayment Amount and (ii) procure that this advance is simultaneously used to discharge the Intercompany Revolving Credit Facility by the concurrent cash payment to CCI in an amount equal to the Intercompany Loan Repayment Amount. The occurrence of the events described in clauses (i) and (ii) of the immediately preceding sentence will be deemed to occur simultaneously.

5.3	Seller obligations

(a)	On Completion each Seller must procure the delivery to the Buyer of:

(i)	duly executed transfers in favour of the Buyer (or, if the Buyer directs any nominee(s) in writing prior to Completion, such nominee(s) as directed) of all of its Shares;

(ii)	the share certificate(s) representing its Shares (or an indemnity in customary form in the case any of its Shares are found to be missing); and

(iii)	such waivers or consents as may be necessary to enable the Buyer or its directed nominee(s) to become the registered holder of its Shares;
provided that, if the legal and beneficial title to any Shares is separately held, (x) the holder of legal title is only required to procure such delivery in order to effect the transfer of legal title to those Shares and (y) the holder of beneficial title is required to procure such delivery in order to effect the transfer of both the legal and beneficial title to those Shares.

(b)	On Completion each Seller must, to the extent it is able to do so in its capacity as a shareholder of the Company, cause the Company to procure the delivery to the Buyer of:

(i)	the certificate of incorporation, minute books and statutory registers of each Group Company and the share certificates representing all of the shares in each Group

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Company other than the Shares (which in each case may be effected by leaving those items at the registered office of a Group Company); and

(ii)	the ASIC corporate key of each Group Company.

(c)
On Completion each Seller must, to the extent it is able to do so in its capacity as a shareholder of the Company, procure that either a board meeting of the Company is held at which it is resolved that or circulating resolutions are executed by the directors of the Company resolving that:

(i)
such persons as the Buyer nominates by notice to the Sellers no less than three Business Days before Completion and who have provided to the Sellers a signed consent to act in the relevant capacity by that time are appointed as additional directors of the Company;

(ii)	the transfers referred to in clause 5.3(a)(i) are approved for registration, subject only to the payment of any applicable Duty; and

(iii)	all existing powers of attorney in favour of a Seller Group Member or any of its Representatives are revoked with effect from Completion.

(d)	On Completion:

(i)
CCOL must procure the delivery to the Buyer of the resignation of Philip Kelley, Christopher Moffett and James Young in respect of any directorship held by such individuals on the board of directors of any Group Company; and

(ii)
Todd must procure the delivery to the Buyer of the resignation of Evan Davies and Christopher Morrison in respect of any directorship held by such individuals on the board of directors of any Group Company.

(e)	On Completion CCOL and the Buyer must procure the delivery of the TSA and the TLA, duly executed by all parties thereto.

(f)	On Completion the Minority Sellers and the Buyer must procure the delivery of the Shareholder Warranty Escrow Agreement, duly executed by all parties thereto.

(g)
Immediately following Completion and the discharge of the Intercompany Revolving Credit Facility, CCOL must procure the delivery to the Buyer of a deed, in a form reasonably satisfactory to the Buyer prior to Completion, executed by CCI releasing (i) the Group Companies from their liabilities and obligations in respect of the Deed of Guarantee and Indemnity and (ii) any security interest granted in favour of CCI under the Share Security Deed.

5.4	Performance of Completion obligations

(a)
Subject to clause 5.5, Completion will be deemed to have not occurred unless all of the obligations of the parties which are to be performed on Completion are performed on the same date and in accordance with the terms of this Agreement.

(b)
If, for any reason, any of the obligations referenced in clause 5.4(a) are not performed and Completion does not occur, then without prejudice to any other rights of the parties, if a party has performed any of the obligations which it is to perform on Completion and such party notifies the other parties on the same date Completion should have occurred pursuant to the

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terms of this Agreement, the other parties must take actions reasonably necessary to restore that party to the position it was in before that obligation was performed.

5.5	Waiver of Completion obligations
Each of CCOL (in consultation with Todd and on behalf of the Sellers) and the Buyer may in its sole discretion waive the performance of any of the obligations that the other is obliged to perform under this clause 5.

5.6	Notice to complete
If Completion does not occur because any party (the “Defaulting Party”) fails to perform any of its obligations which are to be performed on Completion for any reason, then any party not in default may give the Defaulting Party a notice requiring the Defaulting Party to perform its outstanding obligations within a period of ten Business Days after the date of the notice and specifying that time is of the essence in relation to compliance with the notice.

6.	W&I INSURANCE ARRANGEMENTS

6.1	W&I Insurance
Notwithstanding any provision to the contrary in this Agreement:

(a)	the Buyer must obtain and maintain the W&I Insurance Policy;

(b)
the Buyer acknowledges that (i) the Sellers have entered into this Agreement and will complete this Agreement in reliance on the Buyer having obtained the W&I Insurance Policy and (ii) there is no excess or any other amount payable by any Seller or any of its Related Entities under the W&I Insurance Policy;

(c)
the Buyer agrees that, subject to clause 6.1(e), no Warrantor has or will at any time have any liability to the Buyer or any other person in respect of any claim, demand, cause of action or proceeding for breach of any of the Business Warranties (which, for the avoidance of doubt, includes all claims, demands, causes of action or proceedings against a Warrantor the basis of which is that a Business Warranty is, or is alleged to be, untrue, inaccurate or misleading) or under the Tax Indemnity, and the Buyer’s sole and exclusive recourse in respect of any such claim, demand, cause of action or proceeding is against the W&I Insurance Policy;

(d)
the Buyer agrees that it will not be entitled to make, will not make, and hereby waives any right it may have to make, any claim, demand, cause of action or proceeding against any of the Warrantors arising out of a breach of any of the Business Warranties or under the Tax Indemnity, except to the extent:

(i)
required to permit a claim, demand, cause of action or proceeding against the W&I Insurers under the W&I Insurance Policy but only on the basis that no Warrantor, nor any of its Related Entities or its or their Representatives, will have any liability whatsoever for such claim, demand, cause of action or proceeding;

(ii)	such claim, demand, cause of action or proceeding arises out of the fraud of that Warrantor; or

(iii)
the amount of a Share Capital Warranty Claim would result in the aggregate of all such claims, demands, causes of action and proceedings arising out of a breach of any of the Business Warranties or under the Tax Indemnity exceeding the Cap Amount;

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provided that, without limiting clause 10.09 or 10.10, the Warrantors shall only be liable for any amount payable pursuant to a Share Capital Warranty Claim that is in excess of the Cap Amount and the Buyer shall seek and obtain recovery under the W&I Insurance Policy, including exhausting the Cap Amount, prior to seeking to recover any amount payable pursuant to such Share Capital Warranty Claim from the Warrantors;

(e)	the Buyer covenants with each Warrantor that it will:

(i)
not agree to any amendment, variation or waiver of the W&I Insurance Policy (or do anything which has a similar effect) without the prior written consent (not to be unreasonably withheld or delayed unless such amendment, variation or waiver would reasonably be expected to adversely affect that Warrantor in which case the Warrantor may give or withhold consent in its sole discretion) of that Warrantor;

(ii)	not novate, or otherwise assign its rights under, the W&I Insurance Policy (or do anything which has a similar effect);

(iii)	not vitiate the W&I Insurance Policy or do anything which causes any right under the W&I Insurance Policy not to have force and effect (or do anything which has a similar effect);

(iv)	comply with the terms of any deliverables set out in the W&I Insurance Policy;

(v)
include in the terms of the W&I Insurance Policy express waivers of the insurer’s rights of subrogation, contribution and rights acquired by assignment against each of the Warrantors, other than claims, demands, causes of action or proceedings that arise out of the fraud of that Warrantor; and

(vi)
include in the terms of the W&I Insurance Policy an acknowledgement from the W&I Insurers that each Warrantor is entitled to enforce directly the waivers referred to in clause 6.1(f)(v) above and that the Buyer contracts in its own right and as agent for each Warrantor in respect of those waivers;

(f)	the Buyer acknowledges that the provisions of this clause 6 have full force and effect irrespective of:

(i)	whether the Buyer complies with any of its obligations under this Agreement; or

(ii)	the terms or validity of the W&I Insurance Policy;

(g)	the Buyer covenants with each Warrantor that it will ensure that:

(i)
the W&I Insurers will have no claim, demand, cause of action or proceeding whatsoever under any rights of subrogation against any Warrantor other than in circumstances where a breach of a Business Warranty or a claim under the Tax Indemnity arises against that Warrantor as provided for in clause 6.1(d)(i) and 6.1(d)(ii);

(ii)
the W&I Insurers do not bring any claim, demand, cause of action or proceeding against that Warrantor or a Related Entity or Representative of that Warrantor by way of subrogation, claim, demand, cause of action or proceeding for contribution or otherwise, except if such claim arises out of the fraud of that Warrantor (and then only to the extent and in respect of rights of recovery relating directly to the relevant fraud); and

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(iii)
in the case of any assignment of rights by the Buyer to the W&I Insurers, the assignment will include a provision stating that the W&I Insurers will only be entitled to exercise the assigned rights against a Warrantor in the circumstances and to the extent permitted by clause 6.1(h)(ii);

(h)
the Buyer must indemnify each Warrantor against all Losses which that Warrantor may incur as a result of any claim, demand, cause of action or proceeding made by Buyer in respect of a breach of a Business Warranty or a Claim under the Tax Indemnity other than as permitted in this clause 6;

(i)
the Buyer will enforce any term of the W&I Insurance Policy under which the insurer waives its right to take subrogated action against the Warrantors or to claim in contribution from the Warrantors, upon the terms set out in the W&I Insurance Policy; and

(j)
for the avoidance of doubt, none of the indemnities or other obligations in this Agreement shall give rise to a liability of the Warrantors to indemnify the Buyer if the insurer is responsible for such liability under the W&I Insurance Policy.

6.2	Conflict
If there is any conflict or inconsistency between this clause 6 and any other provisions of this Agreement, this clause 6 prevails.

7.	GUARANTEES

7.1	Release of Group Companies from guarantees
Each Seller severally (not jointly or jointly and severally) must use all reasonable endeavours to procure, to the extent that it is able to do so in its capacity as a shareholder of the Company, that on Completion each Group Company is released from all guarantees and indemnities given by that Group Company in respect of any liability or obligation of the Seller Group (or Seller Group Member) of that Seller. Pending such release such Seller must indemnify the Buyer and hold the Buyer harmless in respect of any Losses directly or indirectly incurred or suffered by any Group Company arising out of or in connection with such guarantees and indemnities.

7.2	Release of Seller Group Members from guarantees
The Buyer must use all reasonable endeavours to procure that as from Completion each Seller Group Member is released from all guarantees and indemnities which have been given by that member in respect of any liability or obligation of any Group Company. Pending such release the Buyer must indemnify the applicable Seller Group Member and hold the relevant Seller Group Member harmless in respect of any Losses directly or indirectly incurred or suffered by any Seller Group Member of that Seller arising out of or in connection with such guarantees and indemnities. Nothing in this clause requires the release of the guarantee given under clause 25.

8.	GENERAL POST-COMPLETION OBLIGATIONS

8.1	Seller obligations whilst registered holder of Shares
For so long after Completion as any Seller remains the registered holder of any Shares, that Seller must:

(a)	exercise all voting rights in relation to those Shares as the Buyer directs and must, if requested by the Buyer, execute an instrument of proxy or such other document in customary form as

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the Buyer reasonably requires to enable the Buyer or its representative to attend any general meeting of the Company and to exercise the votes attaching to those Shares; and

(b)	otherwise deal with those Shares, and any distributions, property and rights deriving from them as the Buyer directs.

8.2	Access to records and documents
Without limiting any other rights of access under this Agreement, for a period of two years after Completion the Buyer must procure that each Group Company makes available to any Seller during normal business hours of such Group Company in a prompt manner on reasonable notice and at the cost of the requesting Seller all records and documents of that Group Company (in whatever form and including all statutory books, trading and financial records, employee records, Tax assessments and returns and all related correspondence) reasonably required by that Seller for the purposes of complying with its legal obligations or defending any claim, demand, cause of action or proceeding (other than a claim, demand, cause of action or proceeding brought by a Buyer Group Member), except where to do so would, in the reasonable opinion of the Buyer, be likely to result in a waiver of privilege in relation to the particular records or documents sought.
At any time, the Buyer must procure that each Group Company makes available to any Seller during normal business hours of such Group Company in a prompt manner on reasonable notice and at the cost of such Seller (i) any financial information or other data relating to any Group Company and (ii) any other relevant information or data, in each case to the extent necessary, as reasonably determined in good faith by such Seller, for any of such Seller’s Related Entities to comply with U.S. generally accepted accounting principles (or any other applicable accounting principles) or such Seller’s or any of such Seller’s Related Entities’ reporting, filing, Tax, accounting or other obligations under any applicable law or regulation, and the Buyer must procure that each Group Company and its and their respective Representatives cooperates in good faith with such Seller or any of such Seller’s Related Entities in connection with the foregoing.

8.3	D&O cover and exclusion of directors and officers liability

(a)
The Buyer must, and must procure that the Group Companies, fulfill and honour any indemnification and related obligations to their respective current and former directors, officers, secretaries, managers, employees, attorneys and agents (and any individual who prior to Completion becomes a director, officer, secretary, manager, employee, attorney or agent of any Group Company) pursuant to:

(i)	(x) any indemnification provisions under the Company’s organisational documents (including the constitution);

(ii)	any employment contracts for such person; and

(iii)	any agreement between a Group Company and such person (including any deed of indemnity or appointment as an attorney), in each case in effect as at the date of this Agreement so long as they are fairly disclosed in the Data Room Information (the persons entitled to be indemnified parties pursuant to such provisions being referred to collectively as the “D&O Indemnified Parties” and such provisions being collectively referred to as the “Indemnification Provisions”).

(b)
For a period of six years from Completion, the Buyer must procure that the Group Companies maintain the Indemnification Provisions with respect to indemnification from liability as set forth in the Indemnification Provisions of the Group Companies, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the

28

rights thereunder of any D&O Indemnified Party. Without limiting the generality of the foregoing, the Buyer hereby agrees, following Completion, to cause each of the Group Companies to provide indemnification and advancement of expenses to each of the D&O Indemnified Parties to the fullest extent permitted by law and the organizational documents (including the constitution) of such Group Company.

(c)
For a period of six years from Completion, the Buyer must procure that each Group Company takes all steps required to maintain the insurance cover in respect of the directors and officers of each Group Company in place immediately prior to Completion (the “Existing D&O Cover”) or maintain insurance cover in respect of the D&O Indemnified Parties of each Group Company as at the date of this Agreement on no less favourable terms than the terms of the Existing D&O Cover, including making all payments required.

(d)
From Completion and to the maximum extent permitted by law, the Buyer must not, and must procure that each Buyer Group Member does not, make any claim, demand, cause of action or proceeding against any of the present or former D&O Indemnified Parties of any Group Company in respect of any act or omission on the part of such D&O Indemnified Party before Completion, other than any matter arising from the wilful misconduct or dishonesty of such D&O Indemnified Party.

(e)
The Buyer acknowledges that this clause 8.3 is for the benefit of those D&O Indemnified Parties and is held on trust for them by the Sellers who may individually or collectively enforce this clause 8.3 on behalf of each or any of those D&O Indemnified Parties.

8.4	No use of certain names
Except as expressly provided for in the TLA, the Buyer must, and must procure that the Buyer Group Members, immediately discontinue use of and delete all references to the Names. Except as expressly provided for in the TLA, the Buyer acknowledges and agrees that there are no agreements, rights or licenses (whether express or implied) to use any of the Names. In no event shall the Buyer Group Members use any of the Names in any manner or for any purpose different from the use of the Names by the Group Companies as expressly provided for in the TLA. Buyer shall cause all references to the Names to be removed from any remuneration, bonus, incentive or other employee benefit arrangement maintained by any Group Company, and in no event shall any Seller Group Member have any liability with respect to any of such compensatory arrangement following the Completion.

9.	SELLER WARRANTIES

9.1	Warranties
Subject to clause 10:

(a)
each Seller warrants, severally (not jointly or jointly and severally) and in respect of such Seller only, to the Buyer on the date of this Agreement and immediately before Completion that each of the Shareholder Warranties is true and accurate; and

(b)	each Seller (other than the Trustee) warrants to the Buyer on the date of this Agreement and immediately before Completion that each of the Business Warranties is true and accurate.

9.2	Separate and independent warranties
Each of the Seller Warranties is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited by reference to any other Seller Warranty.

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9.3	Buyer knowledge and status of Seller Warranties
The Buyer warrants to each Seller that:

(a)
neither the Buyer nor any of its Representatives is aware of any matter or circumstance which is inconsistent with any of the Seller Warranties or makes or may make any of them untrue or inaccurate other than the Disclosed Information;

(b)
the Seller Warranties are the only warranties of any kind given by or on behalf of the Warrantors to the Buyer, and in agreeing to enter into this Agreement and the other Transaction Documents the Buyer has not relied on any express or implied representation, warranty (other than the Seller Warranties), collateral contract or other assurance made by or on behalf of any of the Sellers, any other Seller Group Member, any Group Company or any Representative of any of them before entering into this Agreement and no such representation, warranty, collateral contract or other assurance will form the basis of or be pleaded in connection with any Claim; and

(c)	it understands that the Seller Warranties are given by the Warrantors only as warranties and must not be construed or relied upon by the Buyer as representations of any kind.

10.	LIMITATIONS

10.1	No action against officers or employees
The Buyer will not make and waives all rights that it may have to make any claims, demands, causes of action or proceedings against the officers, directors or employees of any Group Company or any Seller Group Member of any Seller in their personal capacities in relation to any matter arising directly or indirectly in connection with the Transaction Documents or the sale of the Shares except to the extent that such claims arise out of the fraud of such person.

10.2	Due Diligence Investigation
The Buyer agrees and acknowledges to each Seller that:

(a)
it has performed, with the assistance of its Representatives, a due diligence investigation with respect to the Group Companies and their respective businesses, operations, properties, assets, liabilities and financial condition on the basis of the information provided by the Sellers, the management of the Group Companies and their respective Representatives (the “Due Diligence Investigation”);

(b)
without limiting clause 9.3, the Buyer and its Representatives have conducted the Due Diligence Investigation with the knowledge that any reliance placed by the Buyer on the Data Room Information is subject to the qualifications set out in clause 10.5;

(c)	in the Due Diligence Investigation, the Buyer and its Representatives have had sufficient opportunity to review any and all information made available to them; and

(d)
in the Due Diligence Investigation, the Buyer and its Representatives have obtained all information and raised all questions that they deemed proper and necessary for the purposes of entering into this Agreement and the other Transaction Documents, through interviews, presentations and questions submitted to the Sellers, the Group Companies and their Representatives or, where appropriate, through searches or by means of other enquiries.

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10.3	Disclosed Information
The following are taken to be disclosed to the Buyer:

(a)	the Data Room Information;

(b)	the specific disclosures in the Disclosure Letter; and

(c)	all information available from the public records maintained by any of the following Australian Governmental Agencies, as at the following dates:

(i)	ASIC, two Business Days before the date of this Agreement;

(ii)	the Registrar (as defined in section 10 of the PPS Act), two Business Days before the date of this Agreement;

(iii)	the Federal Court of Australia or the Supreme Court of any state or territory of Australia, on April 13, 2015;

(iv)	IP Australia, two Business Days before the date of this Agreement; or

(v)
in respect of the Freehold Properties and the Freehold Office Properties only, the land titles or equivalent office in each state or territory of Australia, five Business Days before the date of this Agreement,

(collectively, the “Disclosed Information”).

10.4	Qualifications to Seller Warranties and Tax Indemnity

(a)	The Seller Warranties and the Tax Indemnity are given subject to and are qualified by, and the Buyer is taken to be aware of, all facts, matters and circumstances that:

(i)	are disclosed in this Agreement or any other Transaction Document;

(ii)	are fairly disclosed or referred to in the Disclosed Information; or

(iii)
are within the actual knowledge of the Buyer or any of its Representatives (but in the case of Representatives, limited to those individuals in each such organisation who are actually involved in any aspect of the transaction contemplated in this Agreement, including in conducting due diligence) as at the date of this Agreement and the Warrantors are not liable in respect of any Claim to the extent that the Buyer is taken to be aware under this clause 10.4 of the fact, matter or circumstance giving rise to the Claim.

(b)
Any Seller Warranty qualified by “so far as the Warrantors are aware” or any similar expression shall, unless otherwise stated, be deemed only to refer to the actual knowledge of each Warrantor as at the date of this Agreement, and each Warrantor shall be deemed to have knowledge of such matters as they would have discovered after enquiry of Roger Hawke, Jonathan Wilkie, Mathew Jones, Jason Horley, Pina Hasbani and David McKean. With respect to the Business Warranties, the Warrantors shall not be deemed to have knowledge of any matter other than as set forth in the immediately preceding sentence.

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10.5	Qualifications to Disclosed Information
The Buyer acknowledges and agrees that:

(a)
the financial information relating to the Group Companies contained in the Disclosed Information includes information that has been prepared on the basis of assumptions (which may or may not be correct);

(b)
any warranty or representation relating to historical information or documentation contained in the Disclosed Information given as at a specific date reflects the facts and opinions as at that date and has not been updated to reflect changes since the information or document was generated;

(c)
any historical information or documentation contained in the Disclosed Information may be qualified or substituted in its entirety by subsequent information and documentation contained in the Disclosed Information so long as a Seller, the Company or any of their Representatives notifies the Buyer of such qualification or substitution or it is reasonably apparent from the nature of the subsequent information and documentation that this is the case;

(d)
to the extent the information or documentation contained in the Disclosed Information reflects opinions or beliefs of individuals or organisations, any warranty or representation relating to such information is to be interpreted as at the date the opinion or belief was formed or expressed;

(e)	to the extent that any information or documentation contained in the Disclosed Information relates to any future matters or forward looking statements:

(i)	it is not to be taken as a warranty or representation that the future matters or forward looking statements will be achieved or that the assumptions underlying them are reasonable; and

(ii)
it is subject to inherent risks and uncertainties, both known and unknown, and the actual events or results may differ materially from the events or results expressed or implied by the statement regarding a future matter or forward looking statement;

(f)	to the extent that any information contained in the Disclosed Information is sourced from a third party, the Sellers:

(i)	merely pass the information on as a conduit and have not formed an independent assessment of the nature or quality of the information; and

(ii)	make no representation or warranty regarding the nature or quality of such information including any such information which may be aggregated into summary documents produced by the Sellers; and

(g)
none of the Warrantors give any warranty (other than the Seller Warranties set out in clauses 6.2(a), 6.3(a) and 9.1(l) of Part B of Schedule 4), representation or undertaking as to the accuracy or completeness of any information (including any of the forecasts, estimates, projections, statements of intent or statements of opinion) provided to the Buyer or any of its Representatives (howsoever provided).

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10.6	Other exclusions
The Warrantors are not liable in respect of any Claim to the extent that the fact, matter or circumstance giving rise to the Claim:

(a)
arises as a result of Completion or any other thing done or omitted to be done in accordance with the terms of this Agreement or any other Transaction Document or at the request or direction of the Buyer;

(b)	was included as a specific provision or accrual or is otherwise reflected in the Accounts or the Completion Statement;

(c)	has been or is made good or is otherwise compensated for without cost to the Buyer or any Group Company;

(d)
would not have arisen (or would have been reduced) but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after the date of this Agreement (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by any Taxation Authority, in either case occurring after the date of this Agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part;

(e)
would not have arisen (or would have been reduced) but for a change after Completion of the date to which any Group Company makes up its accounts or in the policies, principles, practices, categorisations, procedures, methods or bases of accounting of any Group Company;

(f)
would not have arisen (or would have been reduced) but for any act or omission of any Group Company on or before Completion carried out at the request or direction of the Buyer or any act or omission of the Buyer or any Group Company after Completion;

(g)
would not have arisen (or would have been reduced) but for any failure or omission by any Group Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, the making, giving or doing of which was taken into account in computing the provisions for Taxation in the Accounts or the Completion Statement or was referred to in the Disclosed Information;

(h)
would not have arisen (or would have been reduced) but for any claim, election, surrender, revocation or disclaimer made or notice or consent given after Completion by any Group Company or any Buyer Group Member under the provisions of any enactment or regulation relating to Taxation other than any claim, election, surrender, revocation, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Accounts or the Completion Statement or which is made at the prior request of a Seller pursuant to its rights under this Agreement;

(i)
would not have arisen (or would have been reduced) but for a cessation, or any change in the nature or conduct, of any trade carried on by any Group Company at Completion, being a cessation or change occurring on or after Completion; or

(j)	arises as a result of a warranty or acknowledgement by the Buyer being incorrect.

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10.7	Time limits
The liability of the Warrantors terminates:

(a)	on the fourth anniversary of the date of this Agreement in respect of all Claims under the Tax Warranties and the Tax Indemnity; and

(b)	on the date that is 18 months after the date of this Agreement in respect of all other Warranty Claims, except in respect of any such Claim of which notice is given to the Warrantors in accordance with this Agreement before the relevant date specified in clauses 10.7(a) and 10.7(b). The liability of the Warrantors in respect of any Warranty Claim or Claim under the Tax Indemnity (and any liability of the Warrantors in respect of that Warranty Claim or Claim under the Tax Indemnity) will in any event terminate if proceedings in respect of that Warranty Claim or Claim under the Tax Indemnity have not been commenced within nine months after notice of that Warranty Claim or Claim under the Tax Indemnity is given in accordance with this Agreement.

10.8	Notice of Claims
If the Buyer or any Group Company becomes aware of a matter or circumstance which may give rise to a Claim, the Warrantors are not liable in respect of it unless the Buyer gives notice to the Warrantors specifying the relevant facts and the nature of the Claim in reasonable detail (including the Buyer’s bona fide estimate of any alleged Loss) as soon as reasonably practicable (and in any event within 20 Business Days) after it or the relevant Group Company (as the case may be) becomes aware of that matter or circumstance.

10.9	Financial limits

(a)	Other than Shareholder Warranty Claims, the liability of the Warrantors in respect of Warranty Claims and Claims under the Tax Indemnity is limited as follows:

(i)
there must be disregarded for all purposes any Warranty Claim or Claim under the Tax Indemnity in respect of which the amount to which the Buyer would otherwise be entitled is less than A$1 million; provided that the Buyer can aggregate like Warranty Claims or Claims under the Tax Indemnity for the purposes of arriving at that amount;

(ii)
the Warrantors are not liable in respect of any Warranty Claim or Claim under the Tax Indemnity except to the extent that the aggregate amount to which the Buyer would be entitled as a result of all Warranty Claims and Claims under the Tax Indemnity (other than Claims disregarded as contemplated by clause 10.9(a)(i)) exceed in aggregate A$20 million; and

(iii)
(A) the maximum aggregate liability of the Warrantors arising out of or in connection with all Warranty Claims (other than Share Capital Warranty Claims) and Claims under the Tax Indemnity is A$200 million (the “Cap Amount”), (B) the maximum aggregate liability of each Warrantor arising out of or in connection with all Warranty Claims (other than Share Capital Warranty Claims) and Claims under the Tax Indemnity is equal to such Warrantor’s Respective Proportion multiplied by the Cap Amount and (C) the maximum aggregate liability of each Warrantor arising out of or in connection with any Warranty Claim or Claim under the Tax Indemnity is equal to such Warrantor’s Respective Proportion multiplied by the aggregate liability resulting from such Warranty Claim or Claim under the Tax Indemnity.

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(b)
In respect of Shareholder Warranty Claims and Share Capital Warranty Claims, the maximum aggregate liability of each Warrantor for all such Claims is the total amount of consideration actually received by that Warrantor pursuant to clauses 2.3, 2.4 and 2.5 (it being understood that with respect to CCOL that consideration does not include the Intercompany Loan Repayment Amount).

10.10	Multiple Warrantor limits

(a)
Any Claim (other than a Shareholder Warranty Claim, a Claim for a breach of covenant by a Warrantor or a Claim for actions or omissions specific to a Warrantor) must be made by the Buyer against all Warrantors pro-rated between those Warrantors in accordance with each Warrantor’s Respective Proportions and not against some of those Warrantors only.

(b)
The Buyer must not, and must procure that no Group Company will, enter into any transaction, agreement or arrangement with any of the Warrantors the purpose of which is to release, avoid, or mitigate the liability of any of the Warrantors which does not apply in the same manner to all the Warrantors based upon their Respective Proportions.

(c)
In the event that an individual Warrantor does not satisfy a Claim (or that Warrantor’s Respective Proportion of a Claim), including as a result of that Warrantor’s limitation described in clause 10.9(a)(iii) or 10.9(b), the Buyer shall not be entitled to bring a Claim against any of the other Warrantors in respect of that non-satisfaction.

(d)	As between the Warrantors, if (despite the preceding provisions of clause 6 and this clause 10):

(i)	a Warranty Claim is made, the basis of which is that a Business Warranty is, or is alleged to be, untrue, inaccurate or misleading;

(ii)
a court of competent jurisdiction requires one or more Warrantors to pay an amount in respect of that Warranty Claim (the aggregate amount required to be paid by all such Warrantors, the “Judgment Amount”); and

(iii)	the amount required by the court to be paid by any individual Warrantor (a “Paying Warrantor”) in respect of that Warranty Claim exceeds its Respective Proportion of the Judgment Amount, then, unless any Paying Warrantor’s liability in respect of the Judgment Amount arose from the fraud or wilful misconduct on the part of such Paying Warrantor, the other Warrantors must severally (not jointly or jointly and severally) contribute an amount to such Paying Warrantor such that each Warrantor is paying its Respective Proportion of the Judgment Amount.

10.11	Exclusion of liability for certain Losses

(a)
The Warrantors are not liable in respect of any Claim for any Loss arising out of or in connection with a breach of the Seller Warranties or any other provision of this Agreement or any other Transaction Document unless that Loss arises naturally or in the usual course of things from that breach which gave rise to that Claim.

(b)
The Warrantors are not liable in respect of any Claim for any loss of revenue, loss of profit, loss of reputation or damage to goodwill, loss or denial of opportunity or for any punitive or aggravated damages, even if that Loss arises naturally or in the usual course of things from the breach which gave rise to that Claim.

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(c)
Without prejudice to clause 10.8, the Warrantors are not liable in respect of any contingent liability in relation to any Claim unless and until that contingent liability becomes an actual liability and is due and payable.

10.12	Restrictions on specific warranties
The Buyer acknowledges and agrees that other than the warranties in Schedule 4, Part B, clause 7 the Warrantors give no warranties as to or in respect of “taxation” and no warranty shall constitute or be deemed to constitute a warranty as to or in respect thereof.

10.13	Subsequent disposal
The Warrantors have no liability in respect of any Claim arising out of a matter or circumstance affecting any Group Company if the notice given under clauses 10.8, 12 or 14 in relation to the relevant matter or circumstance is given at a time when the Group Company concerned has ceased to be a subsidiary of the Buyer, except where the Group Company has been sold, transferred or disposed of to a Related Entity of the Buyer.

10.14	Mitigation of loss
The Warrantors are not liable in respect of any Claim for any Loss arising out of or in connection with a breach of the Seller Warranties, the Tax Indemnity or any other provision of this Agreement or any other Transaction Document to the extent that such Loss could have been avoided by the Buyer or any Group Company taking reasonable steps after becoming aware of the breach to avoid that Loss.

10.15	Voluntary actions
The Buyer must refrain from doing, and must procure that the Group Companies refrain from doing, any act or thing (other than in the ordinary course of business of the Group Companies) which may increase the amount of any Claim or give rise to a Claim which would not otherwise arise.

10.16	Right to remedy
If the matter or circumstance giving rise to a Claim is capable of remedy, the Buyer must procure that the Warrantors are given a 30 Business Day period to remedy the relevant matter or circumstance and must, without prejudice to clause 10.14, provide, and procure that each relevant Group Company provides, all reasonable assistance to the Warrantors to remedy the relevant matter or circumstance.

10.17	Repayment of Claim Related Benefits

(a)
If a payment is made in respect of a Claim (the “Seller Payment”) and any Buyer Group Member subsequently receives any sum (other than the Seller Payment) which it would not have received but for the circumstances giving rise to the Claim or but for the Buyer’s receipt of the Seller Payment (other than a Tax Benefit) (a “Claim Related Benefit”), then the provisions of clause 10.17(c) will apply.

(b)
If the Buyer receives a refund or credit of Taxes paid by or on behalf of any Group Company prior to Completion or Taxes paid pursuant to any Claim (a “Seller Tax Refund”), then the provisions of clause 10.17(c) will apply.

(c)	If this clause 10.17(c) applies, the Buyer must:

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(i)
procure that full details of the Claim Related Benefit or Seller Tax Refund, as applicable, are given to the applicable Warrantors as soon as practicable and in any event within ten Business Days after the date on which the relevant Buyer Group Member receives or becomes entitled to (as the case may be) the Claim Related Benefit or Seller Tax Refund, as applicable (the “Benefit Date”);

(ii)
in the case of a Claim Related Benefit, if the aggregate amount of the Claim Related Benefit and the Seller Payment exceeds the amount required to compensate the Buyer in full for the Loss which gave rise to the Claim in question (such excess being the “Excess Recovery”), the Buyer must, as soon as reasonably practicable and in any event within ten Business Days after the Benefit Date, pay to the applicable Warrantors an amount equal to the lesser of the Excess Recovery and the Seller Payment; and

(iii)
in the case of a Seller Tax Refund, the Buyer must, as soon as reasonably practicable, and in any event within ten Business Days after the Benefit Date, pay over to the applicable Warrantors an amount equal to such Seller Tax Refund (less any amount required to be paid by the Buyer to the W&I Insurers in respect of such Seller Tax Refund).

(d)
For the purposes of this clause 10.17, the date on which a Buyer Group Member becomes entitled to a Tax Benefit includes, as appropriate, the date when the Taxation would otherwise have been due to avoid interest or penalties which are not due by virtue of the Tax Benefit.

10.18	Buyer to pursue Claim Related Benefits
If a Buyer Group Member is entitled to receive a Claim Related Benefit (including by way of any other recovery from any person other than a Seller Group Member), the Buyer must use, and must procure that each relevant Buyer Group Member uses, all reasonable endeavours to obtain the Claim Related Benefit within a reasonable time.

10.19	Insurance
Without prejudice to clause 10.14, if in respect of any matter which would otherwise give rise to a Claim, the Buyer or any of the Group Companies is entitled to claim under any policy of insurance (or would have been so entitled had it maintained in force its insurance cover current at Completion), the amount of the Claim must be reduced by the amount of insurance monies to which the Buyer or that Group Company is or would have been entitled.

10.20	Separate and independent limitations
Each qualification and limitation in this clause 10 is separate and independent and is not limited by any other qualification or limitation. No qualification or limitation in this clause 10 is intended to limit or qualify any other qualification or limitation in this clause 10.

10.21	Sole remedy
The sole and exclusive remedy of the Buyer for any breach of the Seller Warranties shall be a Warranty Claim subject to the limitations contained in clause 6 and this clause 10.

10.22	Limitation on Tax Warranties
Warranty Claims for breach of the Tax Warranties shall be subject to the exclusions and limitations described in clauses 11.3 and 11.4.

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10.23	Tax Election

(a)
The Buyer agrees to file or cause to be filed (at CCOL’s filing cost and direction) elections under U.S. Treasury Regulations Section 301.7701-3(c)(1) to treat each Group Company as a disregarded entity for U.S. Federal income tax purposes, effective as of the day following Completion (unless otherwise directed by CCOL in writing). For the avoidance of doubt, the Buyer makes no representation of any kind as to whether the election is effective in achieving any goal or purpose of the Sellers.

(b)
The Buyer represents that no election has been made under U.S. Treasury Regulations Section 301.7701-3(c)(1) to treat the Buyer (or, in the event of an assignment to a Related Entity pursuant to clause 21.2, such Related Entity) as a disregarded entity for U.S. Federal income tax purposes, and no such election with an effective date prior to the elections made pursuant to clause (a) shall be made.

(c)	The Buyer agrees not to make and to cause not to be made any election pursuant to Section 338(g) of the Internal Revenue Code of 1986, as amended, with respect to any Group Company.

11.	TAX INDEMNITY

11.1	Indemnity
Each Seller severally (not jointly or jointly and severally) indemnifies the Buyer against, and will pay to the Buyer, such Seller’s Respective Proportion of any payment of Taxation made or to be made by a Group Company after Completion, the liability for which arises as a result of any act, event or transaction occurring before Completion (other than Taxation arising in respect of income, profits or gains derived on or after Completion as a result of any such act, event or transaction) or in respect of any profits derived before Completion (such Taxation, “Pre-Completion Taxation”) (such indemnity, the “Tax Indemnity”).

11.2	Payments
Any payment to be made by the Sellers under clause 11.1 must be made:

(a)	within ten Business Days after the date on which notice of the payment of Taxation is received by CCOL (on behalf of all Sellers) from the Buyer or a Group Company; or

(b)	f later, on the date which is five Business Days before the last date on which payment of that Taxation may be made in order to avoid incurring a liability to interest or penalties.

11.3	Exclusions
The Tax Indemnity does not extend to any liability to the extent that:

(a)	the liability is excluded or limited by any provision of clause 10;

(b)	the liability is any of the following:

(i)
interest arising from a failure to pay Taxation to a Taxation Authority within a reasonable time after the Sellers have made a payment of an amount in respect of that liability to Taxation under clause 11.2;

(ii)	interest attributable to a period after Completion on an amount to which this Tax Indemnity does not apply by virtue of an exclusion;

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(iii)	a penalty or fine incurred after Completion in connection with an amount described in clause 11.3(b)(i) or 11.3(b)(ii); or

(iv)	Taxation for a period other than a Pre-Completion Period;

(c)	the liability arises as a consequence of any other failure by the Buyer or a Group Company to comply with any of their respective obligations under clause 14;

(d)
any income, profits or gains to which the relevant payment of Taxation is attributable were actually derived or received by or actually accrued to a Group Company in or after the taxable period to which the Completion Statement relates but were not reflected in the Completion Statement;

(e)
the liability would not have arisen (or would have been reduced) but for a change in the rate of the tax depreciation available to a Group Company or a reallocation or deferral of deductible expenses into a period ending after Completion;

(f)
the liability relates to Duty or Taxation which is not imposed on or calculated by reference to net income, profits or gains and which in any case arises as a result of the sale of the Shares pursuant to this Agreement; or

(g)
the liability arises or is increased as a result of transfer pricing legislation (or its equivalent) to the extent that a Group Company or a Buyer Group Member has obtained or will obtain a corresponding adjustment (and for these purposes a Group Company or a Buyer Group Member must use reasonable endeavours to obtain a corresponding adjustment within a reasonable time).

11.4	Mitigation
Without limiting any other clause of this Agreement, the Buyer must procure that each Group Company uses to the fullest extent possible any loss, allowance, credit, relief, deduction or set-off of any kind in respect of, or taken into account, or capable of being taken into account in the calculation of a liability to Taxation or the right to repayment of Taxation and that:

(a)	arises as a result of any transaction occurring or taken to occur before Completion or in respect of a period ended on or before Completion; and

(b)	is not taken into account in the Completion Statement as an asset.

12.	THIRD PARTY CLAIMS

12.1	Notice
Without limiting clause 10.8, if after Completion the Buyer or any Group Company becomes aware of any matter or circumstance that may give rise to a Third Party Claim, the Buyer must give notice to the Sellers specifying the relevant facts and the nature of the Third Party Claim in reasonable detail as soon as reasonably practicable (and in any event within 20 Business Days) after the Buyer or the relevant Group Company (as the case may be) becomes aware of that matter or circumstance.

12.2	Buyer obligations
The Buyer must:

(a)	procure that no relevant Buyer Group Member ceases to defend a Third Party Claim or makes any compromise, settlement, admission of liability or agreement in relation to a Third Party

39

Claim without the prior written consent of at least a majority of the Sellers (based on their Respective Proportions) that may be affected by that Third Party Claim; and

(b)
in respect of each Third Party Claim, until the earlier of such time as CCOL gives a notice under clause 12.3 in respect of the Third Party Claim and such time as the Third Party Claim is finally resolved:

(i)
procure that each relevant Buyer Group Member consults with the Sellers that may be affected by that Third Party Claim, and takes account of the reasonable requirements of such Sellers, in relation to the conduct of any assessment, contest, dispute, defence, appeal, compromise or settlement of the Third Party Claim; and

(ii)
keep the Sellers that may be affected by that Third Party Claim promptly informed of the progress of the Third Party Claim and provide copies of all correspondence and other documents in the possession or control of any Buyer Group Member and relating to the Third Party Claim that any of those Sellers reasonably request.

12.3	CCOL may assume conduct of Third Party Claims
At any time before a Third Party Claim that may affect CCOL is finally resolved, CCOL may give notice to the Buyer that it elects to assume (in consultation with Todd) the conduct of any dispute, defence, appeal, compromise or settlement of the Third Party Claim and of any incidental negotiations and if CCOL gives such notice:

(a)	the Buyer must procure that each relevant Buyer Group Member takes such action to assess, contest, dispute, defend, appeal, compromise or settle the Third Party Claim as CCOL may reasonably request;

(b)	the Buyer must:

(i)
give and must procure that each relevant Buyer Group Member gives CCOL and its Representatives such access to the properties, books, records, documents and employees of the Buyer or that Buyer Group Member as CCOL may reasonably request for the purposes of assessing, contesting, disputing, defending, appealing, compromising or settling the Third Party Claim and in the case of books, records or documents must permit, or procure that the relevant Buyer Group Member permits, CCOL and its Representatives to take copies of the same; and

(ii)
use all reasonable endeavours to procure that employees of the Buyer and each relevant Buyer Group Member co-operate in the preparation, review and signing of any witness statements and affidavits which CCOL may reasonably request and, if CCOL so requests, attend any relevant proceedings as a witness to give evidence and prepare appropriately for such attendance;

(c)
the Sellers severally based on their Respective Proportions (not jointly or jointly and severally) indemnify the Buyer and each relevant Buyer Group Member against all charges, costs and expenses which they may reasonably incur in taking any such action as CCOL may request pursuant to this clause 12.3; and

(d)
CCOL must keep the Buyer promptly informed of the progress of the Third Party Claim and must give the Buyer copies of all correspondence and other documents in the possession or control of CCOL and relating to the Third Party Claim that the Buyer reasonably requests.

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12.4	Provision of information

(a)
Nothing in clauses 12.1 to 12.3 requires any person to provide any information to the extent that to do so would contravene any applicable law or regulation or would breach any duty of confidentiality owed to any third party.

(b)	Subject to clause 12.4(a), if any person is required to provide information (the “Provider”) to any other person (the “Recipient”) pursuant to clauses 12.1 to 12.3:

(i)
that information must only be used by the Recipient in connection with the Third Party Claim and clause 15 applies in all other respects to that information (but for clarity, if the Recipient is CCOL, that information can be shared with Todd as part of CCOL’s consultation with Todd and on the basis that Todd is subject to the same limitations as set out in this clause); and

(ii)	to the extent that information is privileged:

(A)	the Provider need not provide the information to the Recipient if to do so would result in a waiver of that privilege; and

(B)
if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is CCOL or the Buyer, the Recipient must or, if the Recipient is a Group Company, the Buyer must procure that the Recipient must, promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

13.	WARRANTIES BY THE BUYER
The Buyer (and in the case of the warranties in paragraphs (a) to (f) and (i) to (q), inclusive, each of the Buyer and FinCo) warrants to the Sellers that each of the following statements is true and accurate:

(a)	it is a corporation validly existing under the laws of the place of its incorporation;

(b)
it has the power to execute, and to perform its obligations under, this Agreement and each of the other Transaction Documents to which it is or will be a party, and has taken all necessary corporate action to authorise such execution and the performance of such obligations;

(c)
its obligations under this Agreement are, and its obligations under each of the other Transaction Documents to which it is or will be a party are, or will on execution of those Transaction Documents be, legal, valid and binding obligations enforceable in accordance with their terms (subject to any applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or general principles of equity);

(d)
the execution by it of this Agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of its obligations hereunder and thereunder do not and will not conflict with or constitute a default under any provision of:

(i)	any material agreement or instrument to which it is a party;

(ii)	its constitutional documents; or

(iii)	any applicable law, regulation, order or judgment;

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(e)
all authorisations from, and notices or filings with, any Government Agency or ASX or any other recognised securities exchange that are necessary to enable it to execute and to perform its obligations under this Agreement, and each of the other Transaction Documents to which it is or will be a party, have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(f)	no Insolvency Event has occurred in relation to it;

(g)
at Completion the Buyer will have immediately available on an unconditional basis the necessary cash resources to meet in full its obligations under this Agreement, and each of the other Transaction Documents to which it is or will be a party;

(h)	the Buyer is not aware of any breach of any Seller Warranty or of any matter that may result in a Claim;

(i)	the Treasurer of the Commonwealth of Australia has either:

(i)	ceased to be empowered to make an order under the Foreign Acquisitions and Takeovers Act 1975 (Cth) in relation to the proposed acquisition by the Buyer of the Shares; or

(ii)
given written advice of a decision by or on behalf of the Treasurer stating unconditionally or on the basis of conditions which are acceptable to the Buyer that there is no objection to the proposed acquisition by the Buyer of the Shares;

(j)	the Buyer has delivered to the Sellers true and complete copies of:

(i)
the executed Debt Commitment Letter dated 13 May 2015 between Australia and New Zealand Banking Group Limited, the Bank of Tokyo-Mitsubishi UFJ, Ltd., Commonwealth Bank of Australia, ING Bank N.V., Singapore Branch, Natixis, Singapore Branch, the Bank of Nova Scotia Asia Limited, Sumitomo Mitsui Banking Corporation and Westpac Banking Corporation (the “MLAUBs”) and FinCo (such agreement, as may be modified pursuant to clause 4.4(d), the “Debt Financing Commitments”), pursuant to which the MLAUBs have agreed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding (directly or indirectly) the Buyer’s acquisition of the issued share capital of the Company, the repayment of the Intercompany Loan Repayment Amount and the other transactions contemplated by this Agreement; and

(ii)
the executed equity commitment letters, each dated 14 May 2015, between the Buyer, the Sellers and each of Macquarie Corporate Holdings Ltd, Macquarie Asia Infrastructure Management Limited in its capacity as general partner of Macquarie Asia Infrastructure Fund LP, UBS International Infrastructure Fund II GP Cayman Ltd in its capacity as general partner of UBS International Infrastructure Fund II (A) L.P., UBS International Infrastructure Fund II GP Cayman Ltd in its capacity as general partner of UBS International Infrastructure Fund II (B) L.P., UBS International Infrastructure Fund II GP Cayman Ltd in its capacity as general partner of UBS International Infrastructure Fund II (C) L.P., and UniSuper Limited as trustee of the complying superannuation fund known as UniSuper (each an “Equity Investor”) (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each Equity Investor has committed to invest the cash amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”);

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(k)
each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the Buyer or FinCo (as applicable) and the other parties thereto enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or general principles of equity);

(l)
the Financing Commitments have not been amended, supplemented or otherwise modified in any respect, no amendment, supplement or modification is contemplated (except, in each case, as permitted by clause 4.4(d)), and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect;

(m)
no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Buyer or FinCo (as applicable) or any other parties thereto under any term or condition of the Financing Commitments, and each of the Buyer and FinCo has no reason to believe that any term or condition of closing set forth in the Debt Financing Commitments will not be satisfied on a timely basis, or that any portion of the Debt Financing to be made thereunder will otherwise not be available to FinCo on a timely basis in order for the Buyer to consummate the transactions contemplated by this Agreement at the time required pursuant to this Agreement;

(n)
the Buyer or FinCo (as applicable) has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by them on or prior to the date of this Agreement and shall in the future pay any such fees as they become due;

(o)
the Financing, when funded in accordance with the Financing Commitments, will provide the Buyer with funds sufficient to satisfy all of the Buyer’s obligations under this Agreement, including the obligations under clause 2, to pay any other amounts required to be paid by the Buyer in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses of the Buyer;

(p)
the obligations to make the Financing available to the Buyer or FinCo (as applicable) pursuant to the terms of the Financing Commitments are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments; and

(q)
there are no contracts or other agreements or commitments to enter into a contract or agreement to which the Buyer, FinCo or any of their Affiliates is a party related to the Financing other than as expressly contained in the Financing Commitments and delivered to the Sellers prior to the date of this Agreement.

14.	CONDUCT OF TAX CLAIMS AND PREPARATION OF TAX RETURNS

14.1	Notice
Without limiting clause 10.8 and clause 12, if after Completion any Buyer Group Member receives any letter, enquiry, notice, demand, determination, assessment or other document from any Taxation Authority in relation to Pre-Completion Taxation, the Buyer must give notice to the Sellers specifying the relevant facts in reasonable detail as soon as reasonably practicable (and in any event within 20 Business Days) after the relevant Buyer Group Member receives that document.

14.2	Buyer conduct and obligations

(a)
Subject to the provisions of clauses 14.2(b), 14.3 and 14.5, the Buyer shall have sole conduct of all Tax matters relating to Tax periods beginning after the date of Completion, and CCOL shall give the Buyer such assistance (including reasonable assistance from employees of

43

CCOL) and access to such documents and records of any of its Seller Group Members as the Buyer reasonably requires in connection with its conduct of such Tax matters.

(b)	Notwithstanding clause 14.2(a), the Buyer must:

(i)
procure that no Group Company does any act or thing after Completion without the prior written consent of CCOL (in consultation with Todd) (such consent not to be unreasonably withheld or delayed) which:

(A)	might affect the ability of any Group Company to make claims for allowances or reliefs in respect of any Pre-Completion Period; or

(B)	would reduce or extinguish any relief or allowance relating to any Pre-Completion Period;

(ii)
procure that no Group Company amends, withdraws or disclaims any elections, claims or benefits in respect of any Pre-Completion Period without the prior written consent of CCOL (such consent not to be unreasonably withheld or delayed) (in consultation with Todd);

(iii)
not, and must procure that each Group Company does not, compromise or settle any Tax Claim or agree on any matter which may affect the outcome of any dispute or negotiation with any Taxation Authority in relation to any Tax Claim without the prior written consent of CCOL (such consent not to be unreasonably withheld or delayed) (in consultation with Todd);

(iv)
not, and must procure that each Group Company does not, lodge any return or assessment in relation to Pre-Completion Taxation (other than such returns and assessments contemplated by clause 14.3(c)(ii)) without the prior written consent of CCOL (such consent not to be unreasonably withheld or delayed) (in consultation with Todd);

(v)	in respect of each Tax Claim, until such time as the Tax Claim is fully resolved:

(A)	not, and must procure that each Group Company does not, carry out any discussions or correspondence with any Taxation Authority without first notifying CCOL;

(B)
in the event the Buyer intends to submit any computation, return, financial statement, report, or other document or information to a Taxation Authority in relation to the applicable Tax Claim, give a draft of that document to CCOL at least 20 Business Days before its intended submission (or such lesser time as is reasonable if there is a statutory or administrative time limit for submitting such document);

(C)	keep the Sellers (via CCOL) fully informed of any discussions or correspondence described in clause 14.2(b)(v)(A) and:

I.
give CCOL a copy of all correspondence or other documentation received by the Buyer or a Group Company (including a note of any material communications or discussions not in written form) in respect of the applicable Tax Claim within ten Business Days of receipt (or such communications or discussions taking place, as appropriate); and

44

II.
as soon as reasonably practicable give CCOL notice of any proposed meeting between the Buyer or a Group Company and a relevant Taxation Authority relating to the applicable Tax Claim, together with an agenda for that meeting, and permit CCOL to send a representative to any such meeting; and

(D)
procure that CCOL is given access to such information and provided with such assistance (including assistance from employees of the Buyer and a Group Company and access to any external advisors appointed by the Buyer) as is reasonable and necessary to determine the accuracy or to review any document given to it under this clause 14.2 or to assess any action proposed to be taken by a Group Company in relation to any Tax Claim, including any proposed negotiation, agreement, compromise or settlement.

(c)
If, within ten Business Days (or such lesser time as is reasonable if there is a statutory or administrative time limit for making submissions to the relevant Taxation Authority) of receiving any draft document or details of any proposed negotiation, agreement, compromise or settlement referred to in this clause 14.2, CCOL gives any comments to the Buyer, those comments must, except to the extent that they are unreasonable, be reflected in such document, negotiation, agreements, compromise or settlement. If CCOL does not give comments within the appropriate time period, or if it gives comments all of which are reflected in such revised drafts, CCOL is taken to have agreed the contents of such drafts and the Buyer may make such submissions to the relevant Taxation Authority.

14.3	CCOL control
CCOL (in consultation with Todd) shall be entitled to elect to have sole control over all Tax matters relating to Tax periods ending on or before the date of Completion. In the event CCOL does not so elect with respect to any such Tax matter, the Buyer shall control such Tax matter, subject to the limitations contained in clauses 14.2 and 14.5. In the event CCOL so elects with respect to such Tax matter, (i) the Buyer must procure that CCOL is given such assistance (including reasonable assistance from employees of the Buyer and each Group Company) and access to such documents and records of, or relating to, each Group Company, as CCOL (in consultation with Todd) reasonably requires in connection with its conduct of such Tax matter and (ii) in respect of such Tax matter:

(a)
the Buyer must refrain from doing, and must procure that each Group Company refrains from doing, any act or thing which may be inconsistent with this clause 14.3 (however, a Group Company may pay any Taxation to a Taxation Authority by the due date for payment without affecting any of its rights under this Agreement);

(b)	CCOL may resist an applicable Tax Claim in the name of any relevant Group Company and have the conduct of any dispute, defence, appeal, compromise or settlement of such Tax Claim; and

(c)	Without limiting this clause 14.3, the Buyer must procure that:

(i)	all information received by the Buyer or a Group Company, or of which the Buyer or a Group Company otherwise becomes aware, which may be relevant to such Tax matter, is promptly given to CCOL;

(ii)
each Group Company promptly authorises, signs and submits to the relevant Taxation Authority such computations, returns, financial statements, reports and other documents and information relating to an applicable Tax Claim or otherwise related

45

to Pre-Completion Taxation and makes such claims and elections and gives such consents as CCOL (in consultation with Todd) may, in its absolute discretion, direct in writing (subject to clause 14.3(d) below); and

(iii)
such person or persons as CCOL directs from time to time are appointed to act as agent for the Group Companies to deal with an applicable Tax Claim and that the relevant Taxation Authorities are notified of any such appointment.

(d)
In the event that CCOL intends to deliver to a Group Company a computation, return, financial statement, report or other document and related information for signature and submission pursuant to clause 14.3(c)(ii), CCOL shall provide to the Buyer copies of a draft of such document and information no later than 15 Business Days before the due date of submission, and shall consider in good faith any reasonable comments that the Buyer may provide in relation to such draft.

14.4	Straddle Periods
CCOL (in consultation with Todd) and the Buyer shall have joint control over all Tax matters relating to Tax periods beginning on or before and ending after the date of Completion (“Straddle Periods”). CCOL and the Buyer must procure that each is given such assistance (including reasonable assistance from CCOL, the Buyer, and each Group Company) and access to such documents and records of, or relating to, each Group Company and Seller Group Member, as CCOL (in consultation with Todd) and the Buyer reasonably require in connection with their conduct of such Tax matters. The Buyer must:

(i)
prepare all computations, returns, financial statements, reports and other documents and information required to be submitted to any Taxation Authority for, or in respect of, a Straddle Period (“Straddle Period Documents”);

(ii)
give a draft of each Straddle Period Document to CCOL at least 15 Business Days before its intended submission to the relevant Taxation Authority and procure that any reasonable comments of CCOL are incorporated into any Straddle Period Document submitted to a Taxation Authority to the extent they relate to Pre-Completion Taxation; and

(iii)	otherwise act and procure that each Group Company acts in accordance with clauses 14.1 and 14.2(b) (as if such Straddle Period were a period beginning after the date of Completion).

14.5	Limits on control
In exercising control over Tax matters as contemplated by this clause 14, the parties shall act in good faith and shall take into account the reputation and goodwill of the Sellers, the Buyer and the Group Companies.

15.	CONFIDENTIALITY

15.1	Buyer confidentiality obligations
Subject to clause 15.3, the Buyer and FinCo must keep confidential and the Buyer must procure that each other Buyer Group Member keeps confidential:

(a)	the terms of and subject matter of, and the negotiations relating to, this Agreement and the other Transaction Documents; and

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(b)
all information made available to any Buyer Group Member by or on behalf of the Sellers in connection with the transactions contemplated by this Agreement and the other Transaction Documents and which relates to any Seller Group Member.

15.2	Seller confidentiality obligations
Subject to clause 15.3, each Seller undertakes severally (not jointly or jointly and severally) to keep confidential and procure that each other Seller Group Member of that Seller and, in respect of the period before Completion to the extent it is able to do so in its capacity as a shareholder of the Company, each Group Company keeps confidential:

(a)	the terms of and subject matter of, and the negotiations relating to, this Agreement and the other Transaction Documents; and

(b)
all information made available to any Seller Group Member or any Group Company by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents and which relates to any Buyer Group Member.

15.3	Permitted announcements and disclosures
Nothing in clause 15.1 or clause 15.2 prevents:

(a)	any announcement being made or any information being disclosed:

(i)	with the written approval of the Buyer and CCOL (in consultation with Todd); or

(ii)
to the extent required by law, any court of competent jurisdiction, any Government Agency or the rules of ASX, New York Stock Exchange or any other recognised securities exchange, but if a person is so required to make any announcement or to disclose any confidential information, the relevant party must promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and must co-operate with the other parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other parties may reasonably elect to take to challenge the validity of such requirement; or

(b)	any information being disclosed:

(i)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality;

(ii)
by the Buyer on a strictly confidential basis to another Buyer Group Member, by the Sellers on a strictly confidential basis to another Seller Group Member or by any party on a strictly confidential basis to that party’s Representatives; or

(iii)
by any party to the extent required to enable that party to enforce (on its own behalf or on behalf of any other person) the provisions of this Agreement or any other Transaction Document or for the purpose of defending any judicial claim, demand, cause of action or proceeding brought against that party.

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16.	PAYMENTS

16.1	Manner of payments
Unless otherwise expressly stated (or, in the case of a given payment, as otherwise agreed by the party due to receive the payment), each payment to be made under this Agreement must be made in A$ by transfer of the relevant amount into the relevant account on or before the date on which the payment is due and in immediately available cleared funds. The relevant account for a given payment is the account that the party due to receive the payment specifies, not less than three Business Days before the date on which payment is due, by giving notice to the party due to make the payment.

16.2	Withholding
All payments to be made by the Buyer under this Agreement must be paid free and clear of all deductions and withholdings except as required by law. If the Buyer is required by law to make a deduction or withholding in respect of any sum payable under this Agreement, the Buyer must:

(a)
at the same time as the sum which is the subject of the deduction or withholding is payable, give notice to the Sellers specifying the amount of the deduction or withholding and the applicable law under which it is required to be made; and

(b)
make any payment required to be made in connection with the deduction or withholding within the time allowed by law and provide the Sellers with evidence that the payment has been made within 30 days after the due date for payment.

16.3	No set-off by Buyer
The Buyer waives all equitable and common law rights of set-off which it may, but for this clause 16.3, be entitled to exercise in relation to any payment the Buyer is liable to make under this Agreement (including any payment under clause 16.2).

17.	GST AND SIMILAR TAXES

17.1	Interpretation
Words and expressions that are defined in the GST Law have the same meaning when used in this clause 17. For the purposes of this clause 17, references to GST payable and input Tax credit entitlements of any entity include GST payable by, and the input Tax credit entitlements of, the representative member of the GST group of which the entity is a member.

17.2	Consideration exclusive of GST
Except as otherwise expressly provided in this Agreement, all amounts payable or consideration to be provided under or in connection with this Agreement are exclusive of GST (“GST Exclusive Consideration”).

17.3	Payment of GST
If GST is payable on any supply made under or in connection with this Agreement, the recipient must pay to the party that has made or will make the supply (the “Supplier”), in addition to the GST Exclusive Consideration, an additional amount equal to the GST payable on that supply (the “Additional Amount”). The recipient must pay the Additional Amount without set-off, demand or deduction, at the same time and in the same manner as any GST Exclusive Consideration for that supply is required

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to be paid, except that the recipient is not required to pay the Additional Amount unless and until the Supplier has issued a Tax invoice under clause 17.4.

17.4	Tax invoice
For any supply to which clause 17.3 applies, the Supplier must issue a Tax invoice which complies with the GST Law.

17.5	Adjustments
If any adjustment event occurs in respect of a supply to which clause 17.3 applies:

(a)
the Additional Amount paid or payable by the recipient must be recalculated, taking into account any previous adjustments under this clause 17.5, to reflect the occurrence of that adjustment event and the Supplier or the recipient, as the case requires, must pay to the other the amount required to reflect the recalculation of the Additional Amount; and

(b)	the Supplier must provide an adjustment note to the recipient as soon as practicable after the Supplier becomes aware of the occurrence of that adjustment event.

17.6	Input tax credits
Notwithstanding any other provision of this Agreement, if an amount payable under or in connection with this Agreement is calculated by reference to any loss, damage, cost, expense, charges or other liability incurred or suffered by a party, then the amount payable must be reduced by the amount of any input Tax credit to which that entity (or a representative member of the GST group of which that entity is a member) is entitled in respect of the acquisition of any supply to which the loss, damage, cost, expense, charge or other liability relates.

17.7	Similar taxes
If any Tax of a similar nature to GST in any other jurisdiction is payable on any supply made under or in connection with this Agreement, then the provisions of clauses 17.2 to 17.6 apply in relation to that other Tax as if references to GST were to that other Tax, references to the GST Law were to the relevant laws giving effect to that Tax and references to words and expressions defined in the GST Law were to the corresponding concepts in such laws.

18.	NOTICES

18.1	Manner of giving notice
Any notice or other communication to be given under this Agreement must be in writing (which includes email) and may be delivered personally or sent by courier or post or email to the party to be served as follows:

(a)	to any Seller (including CCOL) at the address or email address specified opposite the name of that Seller in column 4 of Schedule 1;

(b)	to the Buyer or FinCo at:
Address:    50 Martin Place, Sydney, NSW 2000
Email:            damian.secen@macquarie.com
For the attention of:    Damian Secen

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or at any such other address or email address notified for this purpose to the other parties under this clause 18. Any notice or other communication sent by post must be sent by prepaid ordinary post (if the country of destination is the same as the country of origin) or by airmail (if the country of destination is not the same as the country of origin).

18.2	When notice given
Any notice or other communication is deemed to have been given:

(a)	if delivered personally, on the date of delivery;

(b)
if sent by courier or post, on the third day after it was put into the post (for post within the same country) or on the seventh day after it was put into the post (for post sent from one country to another); or

(c)	if sent by email, upon the generation of a receipt notice by the recipient’s server or, if such notice is not so generated, upon delivery to the recipient’s server, but if the notice or other communication would otherwise be taken to be received after 5.00 pm or on a Saturday, Sunday or public holiday in the place of receipt, then the notice or communication is taken to be received at 9.00 am on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

18.3	Proof of service
In proving service of a notice or other communication, it is sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid post or by prepaid airmail or that the email was properly addressed and transmitted by the sender’s server into the network and there was no apparent error in the operation of the sender’s email system, as the case may be.

18.4	Documents relating to legal proceedings
This clause 18 does not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any claim, demand, cause of action or proceeding arising out of or in connection with this Agreement.

19.	NON-SOLICITATION; NON-COMPETITION

19.1	Non-solicitation
During the period specified in clause 19.2 except with the prior consent of the Buyer, each of the Sellers (other than the Trustee) and CCI severally (not jointly or jointly and severally) agree not to, and must use reasonable endeavours to procure that any of their respective Related Entities do not, directly or indirectly, solicit for employment any person who is at Completion an employee of any of the Group Companies, except that this clause 19.1 shall not preclude any of the Sellers or CCI or any of their Related Entities from entering into discussions with or soliciting any person (i) who responds to any public advertisement or general solicitation or (ii) whose employment has been terminated by the Buyer, any of the Group Companies or any of their respective Related Entities.

19.2	Non-Solicitation Restraint Period
The period referred to in clause 19.1 is each of the following periods separately:

(a)	36 months from Completion;

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(b)	24 months from Completion; and

(c)	12 months from Completion.

19.3	Non-competition
During the period specified in clause 19.4 except with the prior consent of the Buyer, each of the Sellers (other than the Trustee) and CCI severally (not jointly or jointly and severally) agree not to, and must use reasonable endeavours to procure that any of their respective Related Entities do not, directly or indirectly, engage in, own or manage any business in Australia the primary activity of which is to compete with the Business, or acquire, either directly or indirectly, any interest in land (whether freehold, lease, licence, easement or otherwise) underneath any Tower owned or used by a Group Company (each, a “Competitive Activity”); provided, however, that it shall not be deemed to be a violation of this clause 19.3 for any Seller, CCI or any of their respective Related Entities:

(a)
to acquire a third party engaging in, owning or managing a Competitive Activity (by merger or a purchase of shares or assets or otherwise) so long as the annual cash flow from operations of such third party attributable to such Competitive Activity for the most recent fiscal year of such third party preceding the acquisition does not exceed 25% of the aggregate annual cash flow from operations during such period for all of the businesses or operations acquired from such third party;

(b)
to acquire or invest in any person or entity which engages in, owns or manages a Competitive Activity, so long as such Seller’s, CCI’s or such respective Related Entity’s investment is, directly or indirectly, less than 25% of the outstanding ownership interest in such person or entity and such Seller, CCI or such Related Entity does not control (with control having the meaning given in Section 50AA of the Corporations Act) such person or entity or Competitive Activity;

(c)	to own any securities through any employee benefit plan;

(d)
to perform any Competitive Activity for the benefit of the Buyer or any of its Related Entities, including the performance of any Competitive Activity required or contemplated by this Agreement or any Transaction Document;

(e)	to engage in, own or manage any business that such Seller, CCI or any such Related Entity engages in, owns or manages at Completion other than the Business.
For purposes of this 19.3, “Business” means the business conducted by the Group Companies of owning an operating wireless infrastructure and providing related services in Australia as conducted as at Completion.

19.4	Non-Competition Restraint Period
The period referred to in clause 19.3 is each of the following periods separately:

(a)	24 months from Completion; and

(b)	12 months from Completion.

19.5	Inapplicable to third party acquirors
Notwithstanding anything to the contrary in this Agreement, this clause 19 shall not apply with respect to any third party that acquires an interest in all or any portion of the securities or assets of any Seller,

51

CCI or any of their respective Related Entities (by merger or a purchase of shares or assets or otherwise) whether or not prior to such acquisition such third party was already engaged in a Competitive Activity.

19.6	Severability
If any of the separate and independent covenants or restrictions set out in clauses 19.1 and 19.3 is or becomes invalid or unenforceable for any reason and if the covenant or restriction in question would be valid or enforceable if any activity was deleted or the area or time was reduced, then the clause must be read down by deleting that activity, or reducing that period or area, to the minimum extent necessary to achieve that result. The covenants in clause 19.1 and 19.3 have effect as separate and severable restrictions and are to be enforced accordingly.

19.7	Reasonableness of restraint
Each of the Sellers and CCI acknowledge that each of the restrictions imposed by this clause 17 is reasonable in the circumstances and necessary to protect the goodwill of the Group Companies.

20.	ENTIRE AGREEMENT

20.1	Entire agreement
This Agreement and the other Transaction Documents contain the entire agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions. Except as required by statute, no terms must be implied (whether by custom, usage or otherwise) into this Agreement or any other Transaction Document.

20.2	No reliance
Each party acknowledges that in agreeing to enter into this Agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract, statement or other assurance made by or on behalf of any other party or any third party (or any of their respective Representatives) before the entering into of this Agreement. Each party acknowledges that no person (whether or not a party to this Agreement) shall have any liability in respect of any representation, warranty, collateral contract, statement or other assurance that is not expressly set out in this Agreement or any other Transaction Document. Each party waives all rights and remedies that it may have in respect of any such representation, warranty, collateral contract or other assurance including all rights and remedies under Part 7.10 of the Corporations Act, Part 2 Division 2 of the Australian Securities and Investments Act 2001(Cth), section 18, Schedule 2 (Australian Consumer Law) of the Competition and Consumer Act 2010 (Cth) or any corresponding or equivalent provision of any legislation having effect in any relevant jurisdiction.

20.3	No limitation of certain liabilities and remedies
Nothing in clause 3.1(d) or clause 20 limits or excludes any liability or remedy which cannot be limited or excluded as a matter of applicable law.

21.	GENERAL

21.1	Amendment
This Agreement may only be amended in writing and where such amendment is signed by all the parties.

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21.2	Assignment
None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of CCOL and the Buyer (provided that CCOL may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Todd), except that the Buyer may assign or transfer any of its rights under this Agreement to a Related Entity, but no such assignment or transfer will relieve the Buyer of any of its obligations under this Agreement.

21.3	Consents and approvals
Except as otherwise expressly provided in this Agreement, a party may give or withhold its consent to, or approval of, any matter referred to in this Agreement in its absolute discretion. A party that gives its consent to, or approval of, any matter referred to in this Agreement is not taken to have made any warranty or representation as to any matter or circumstance connected with the subject matter of that consent or approval.

21.4	Costs
Except as otherwise expressly provided in this Agreement or any other Transaction Document, each party must pay the costs and expenses incurred by it in connection with entering into and performing its obligations under this Agreement and the other Transaction Documents.

21.5	Duty
As between the parties, the Buyer is liable for and must pay all Duty on or relating to this Agreement, any document executed under it, and any transaction contemplated, effected or evidenced by it. If any party other than the Buyer pays any Duty on or relating to this Agreement, any document executed under it, and any transaction contemplated, effected or evidenced by it, then the Buyer must pay to that party on demand the amount so paid and an amount equal to, all Losses directly or indirectly incurred or suffered by that party arising out of or in connection with the payment by that party of that amount or the failure of the Buyer to pay that Duty.

21.6	Execution in counterparts
This Agreement may be executed in counterparts, which taken together constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this Agreement by executing a counterpart. Faxed or .pdf signatures are taken to be valid and binding to the same extent as original signatures.

21.7	Exercise and waiver of rights
The rights of each party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this Agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically, and delay in exercising or non-exercise of any such right is not a waiver of that right.

21.8	No merger
Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) continues in force after Completion.

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21.9	Severability
The provisions contained in each clause of this Agreement are enforceable independently of each other clause of this Agreement and the validity and enforceability of any clause of this Agreement will not be affected by the invalidity or unenforceability of any other clause.

21.10	Remedies
Each of the parties to this Agreement agrees that damages alone may not be an adequate remedy for any breach of its obligations under this Agreement and that the other parties to this Agreement shall be entitled to seek the remedies of injunction, specific performance or other equitable relief, or any combination of these remedies, for any threatened or actual breach of such obligation, without proving special damages.

22.	GOVERNING LAW AND JURISDICTION

22.1	Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the law applying in New South Wales, Australia.

22.2	Jurisdiction
The courts having jurisdiction in New South Wales, Australia have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and each party irrevocably submits to the exclusive jurisdiction of the courts having jurisdiction in New South Wales, Australia.

22.3	Service of process
Until the third anniversary of the date of this Agreement, each Seller shall maintain an agent or representative in New South Wales to accept service of any claim form, notice, order, judgment or other document required to be served on the Seller in relation to any claims, demands, causes of action or proceedings under or in connection with this Agreement. Each Seller appoints the agent or representative specified opposite the name of such Seller on Schedule 11 and undertakes to notify the Buyer (on behalf of itself and FinCo) in writing promptly of any change of address of its agent or representative and of the name and address of any substitute agent or representative for service. Any claim form, notice, order, judgment or other document shall be sufficiently served on each Seller if delivered to the most recently notified agent or representative at its notified address and at the relevant address under clause 18.1. Any claim form, notice, order, judgment or other document served on a Seller pursuant to this clause 22.3 to the agent or representative specified opposite the name of such seller on Schedule 11 shall only be effective if such claim form, notice, order, judgement or other document is also served on such Seller at the relevant address under clause 18.1.

23.	TRUSTEE LIMITATION OF LIABILITY
Any liability of the Trustee arising under or in connection with this Agreement is limited to the extent set forth on Schedule 10.

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24.	MINORITY SELLERS SHAREHOLDER WARRANTY ESCROW

24.1	Reduction of Purchase Price paid to Minority Sellers
Each Minority Seller agrees that, notwithstanding anything in this Agreement or otherwise to the contrary, the aggregate amount to be paid to such Minority Seller pursuant to clause 2.4(a) shall be reduced by such Minority Seller’s Shareholder Warranty Escrow Amount.

24.2	Recovery against Shareholder Warranty Escrow Account
In the event that:

(a)	a Shareholder Warranty Claim is made against a Minority Seller;

(b)	a court of competent jurisdiction requires such Minority Seller to pay an amount in respect of that Shareholder Warranty Claim; and

(c)	such Minority Seller’s Shareholder Warranty Escrow Amount is not zero, the Buyer is entitled to and must seek recovery from the Shareholder Warranty Escrow Account up to such Minority Seller’s Shareholder Warranty Escrow Amount prior to seeking to recover directly from such Minority Seller.

24.3	Reduction of Shareholder Warranty Escrow Amount
In the event that the Buyer recovers in respect of a Shareholder Warranty Claim against a Minority Seller pursuant to clause 24.2, such Minority Seller’s Shareholder Warranty Escrow Amount shall be reduced by the amount received by the Buyer from the Shareholder Warranty Escrow Account in respect of such Shareholder Warranty Claim.

24.4	Distribution to Minority Sellers

(a)
Promptly following the date that is 90 days after Completion, Buyer will notify each Minority Seller of the Projected Claim Amount, if any, (including reasonable detail of the calculation thereof) with respect to such Minority Seller as of such date. As promptly as practicable following delivery of such notice, the Buyer and each Minority Seller shall deliver a written direction to the Shareholder Warranty Escrow Agent in accordance with the Shareholder Warranty Escrow Agreement to release from the Shareholder Warranty Escrow Account and deliver to each Minority Seller an amount equal to (i) such Minority Seller’s Shareholder Warranty Escrow Amount as of such date minus (ii) such Minority Seller’s Projected Claim Amount as of such date. Following such delivery of funds, each Minority Seller’s Shareholder Warranty Escrow Amount shall be deemed to equal such Minority Seller’s Projected Claim Amount as of such date.

(b)
Promptly after the final resolution of any outstanding Shareholder Warranty Claim against a Minority Seller, notice of which Shareholder Warranty Claim was delivered in connection with notification of a Projected Claim Amount in accordance with clause 24.4(a), the Buyer will notify such Minority Seller of the Projected Claim Amount with respect to such Minority Seller as of such date. As promptly as practicable following delivery of such notice, the Buyer and each Minority Seller shall deliver written direction to the Shareholder Warranty Escrow Agent in accordance with the Shareholder Warranty Escrow Agreement to release from the Shareholder Warranty Escrow Account and deliver to such Minority Seller an amount equal to (i) such Minority Seller’s Shareholder Warranty Escrow Amount as of such date minus (ii) such Minority Seller’s Projected Claim Amount as of such date. Following such delivery of

55

funds, such Minority Seller’s Shareholder Warranty Escrow Amount shall be deemed to equal such Minority Seller’s Projected Claim Amount as of such date.

25.	CCI GUARANTEE

25.1	Guarantee
CCI unconditionally and irrevocably:

(a)	guarantees to the Buyer the payment when due of all amounts payable by CCOL under or pursuant to this Agreement;

(b)	undertakes to ensure that CCOL will perform when due all its obligations under or pursuant to this Agreement; and

(c)
agrees that if and each time that CCOL fails to make any payment when it is due under or pursuant to this Agreement, CCI must on demand (without requiring the Buyer first to take steps against CCOL) pay that amount to the Buyer as if it were the principal obligor in respect of that amount.

25.2	CCOL actions to bind CCI
Any agreement, waiver, consent or release given by CCOL binds CCI.

THIS AGREEMENT has been executed by the parties or their duly authorised representatives on the date stated at the beginning of this Agreement.

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SCHEDULE 1
THE SELLERS

Column 1	Column 2	Column 3	Column 4	Column 5
Name of Seller	Legal or Beneficial Shareholder	Number of Ordinary Shares	Respective Proportion (%)	Address
Crown Castle Operating LLC	Legal and beneficial	220,827,290	77.59
Crown Castle Operating LLC
1220 Augusta Drive, Suite 600
Attention: General Counsel
Email: Blake.Hawk@crowncastle.com

With a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
825 8th Avenue
New York, NY 10019
Attention: Stephen L. Burns
    Erik R. Tavzel

The Trust Company (Nominees Limited)	Legal
Todd International Investments Limited	Beneficial
Oceania Capital Limited	Beneficial
Birdsong Capital Limited	Beneficial
Baytown Investments Limited	Beneficial
Heritage PTC LLC	Beneficial
David Lloyd CCA Limited	Beneficial
Total	N/A	284,589,918	100.00

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SCHEDULE 2
THE COMPANY

Company name	Crown Castle Australia Holdings Pty Ltd
Place of incorporation	ACT
Company number (ACN)	086 370 274
Date of incorporation	February 23, 1999
Registered office address	Level 1, 754 Pacific Highway, Chatswood, NSW, 2067
Issued share capital	284,589,918 ordinary shares
Shareholders	The Trust Company (Nominees) Limited: 63,762,628 ordinary shares Crown Castle Operating LLC: 220,827,290
Officeholders	Directors: Christopher Morrison, James Young, Philip Kelley, Roger Hawke, Christopher Moffett, Evan Davies Alternate directors: Troy Mackie Secretary: Jonathan Wilkie

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SCHEDULE 3
THE SUBSIDIARIES

Company name	Crown Castle Australia Pty Ltd
Place of incorporation	ACT
Company number (ACN)	090 873 019
Date of incorporation	10 December 1999
Registered office address	Level 1, 754 Pacific Highway, Chatswood, NSW, 2067
Issued share capital	370,000,001 ordinary shares
Shareholders	Crown Castle Australia Holdings Pty Ltd: 370,000,001 ordinary shares
Officeholders	Directors: Christopher Morrison, James Young, Philip Kelley, Roger Hawke, Christopher Moffett, Evan Davies Alternate directors: Troy Mackie Secretary: Jonathan Wilkie

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Schedule 3

Company name	Crown Castle Services Pty Ltd
Place of incorporation	VIC
Company number (ACN)	600 590 878
Date of incorporation	8 July 2014
Registered office address	Level 1, 754 Pacific Highway, Chatswood, NSW, 2067
Issued share capital	2 ordinary shares
Shareholders	Crown Castle Australia Holdings Pty Ltd: 2 ordinary shares
Officeholders	Directors: Christopher Morrison, James Young, Philip Kelley, Roger Hawke, Christopher Moffett, Evan Davies Alternate directors: Troy Mackie Secretary: Jonathan Wilkie

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Schedule 3

Company name	RECC Properties Limited
Place of incorporation	VIC
Company number (ACN)	116 320 515
Date of incorporation	20 September 2005
Registered office address	Level 1, 754 Pacific Highway, Chatswood, NSW, 2067
Issued share capital	1 ordinary share
Shareholders	Crown Castle Australia Holdings Pty Ltd: 1 ordinary share
Officeholders	Directors: Jonathan Wilkie, Roger Hawke, David McKean Alternate directors: None Secretary: Jonathan Wilkie

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Schedule 3

Company name	CTTA Pty Limited
Place of incorporation	VIC
Company number (ACN)	132 725 869
Date of incorporation	13 August 2008
Registered office address	Level 1, 754 Pacific Highway, Chatswood, NSW, 2067
Issued share capital	1 ordinary share
Shareholders	Crown Castle Australia Pty Ltd: 1 ordinary share
Officeholders	Directors: Roger Hawke, David McKean Alternate directors: None Secretary: Jonathan Wilkie

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Schedule 3

Company name	Divame Pty. Limited
Place of incorporation	NSW
Company number (ACN)	003 741 991
Date of incorporation	30 March 1989
Registered office address	Level 1, 754 Pacific Highway, Chatswood, NSW, 2067
Issued share capital	400 ordinary shares
Shareholders	Crown Castle Australia Pty Ltd: 400 ordinary shares
Officeholders	Directors: Roger Hawke, David McKean Alternate directors: None Secretary: Jonathan Wilkie

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Schedule 3

Company name	KAW Consulting Pty Ltd
Place of incorporation	VIC
Company number (ACN)	099 032 201
Date of incorporation	12 December 2001
Registered office address	Level 1, 754 Pacific Highway, Chatswood, NSW, 2067
Issued share capital	100 ordinary shares
Shareholders	Crown Castle Australia Pty Ltd: 100 ordinary shares
Officeholders	Directors: Roger Hawke, Mathew Jones Alternate directors: None Secretary: Jonathan Wilkie

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Schedule 3

Company name	Structel Pty. Ltd
Place of incorporation	VIC
Company number (ACN)	064 274 835
Date of incorporation	15 April 1994
Registered office address	Level 1, 754 Pacific Highway, Chatswood, NSW, 2067
Issued share capital	75,010 ordinary shares
Shareholders	Crown Castle Australia Pty Ltd: 75,010 ordinary shares
Officeholders	Directors: Roger Hawke, Mathew Jones Alternate directors: None Secretary: Jonathan Wilkie

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Schedule 3

Company name	Crown Castle Administration Pty Ltd
Place of incorporation	VIC
Company number (ACN)	151 461 817
Date of incorporation	14 June 2011
Registered office address	Level 1, 754 Pacific Highway, Chatswood, NSW, 2067
Issued share capital	2 ordinary shares
Shareholders	Crown Castle Australia Pty Ltd: 2 ordinary shares
Officeholders	Directors: Christopher Morrison, James Young, Philip Kelley, Roger Hawke, Christopher Moffett, Evan Davies Alternate directors: Troy Mackie Secretary: Jonathan Wilkie

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Schedule 3

Company name	Crown Castle Towers Pty Ltd
Place of incorporation	VIC
Company number (ACN)	600 179 968
Date of incorporation	18 June 2014
Registered office address	Level 1, 754 Pacific Highway, Chatswood, NSW, 2067
Issued share capital	1 ordinary share
Shareholders	Crown Castle Australia Pty Ltd: 1 ordinary share
Officeholders	Directors: Christopher Morrison, James Young, Philip Kelley, Roger Hawke, Evan Davies, Christopher Moffett Alternate directors: Troy Mackie Secretary: Jonathan Wilkie

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SCHEDULE 4
SELLER WARRANTIES
PART A – SHAREHOLDER WARRANTIES

1.	THE SELLERS AND THE SHARES

1.1	Incorporation
Such Seller is a corporation, partnership or other legal entity validly existing under the laws of the place of its incorporation or organization.

1.2	Capacity
Such Seller has the power to execute, and to perform its obligations under, this Agreement and each of the other Transaction Documents to which it is or will be a party, and has taken all necessary action to authorise such execution and the performance of such obligations.

1.3	Ownership of Shares

(a)
Such Seller is entitled to transfer or procure the transfer to the Buyer of full legal or beneficial ownership, or both as applicable, as set out in Schedule 1 (and for clarity, a Seller identified in Schedule 1 as holding beneficial title only is entitled to transfer that beneficial title and a Seller identified in Schedule 1 as holding legal title only is entitled to transfer that legal title), in the Shares on the terms and subject to the conditions set out in this Agreement.

(b)
Such Seller is the legal or beneficial owner of its Shares, or both as applicable, as set out in Schedule 1 (and for clarity, a Seller identified in Schedule 1 as holding beneficial title only holds that beneficial title and a Seller identified in Schedule 1 as holding legal title only holds that legal title).

(c)
As of the date of this Agreement, other than Encumbrances waived under clause 2.10, (i) there is no Encumbrance over any of such Seller’s Shares, and (ii) such Seller is not party to any agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of such Seller’s Shares, in each case except as disclosed in the Disclosure Letter. At Completion, there will not be any Encumbrance over any of such Seller’s Shares, and such Seller will not be a party to any agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of such Seller’s Shares.

1.4	Valid obligations
The obligations of such Seller under this Agreement are, and its obligations under each of the other Transaction Documents to which it is or will be a party are, or will on execution of those Transaction Documents be, legal, valid and binding obligations enforceable in accordance with their terms (subject to any applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or general principles of equity).

1.5	No default
The execution by such Seller of this Agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of its obligations hereunder and thereunder do not and will not conflict with or constitute a default under any provision of:

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(a)	any material agreement or instrument to which it is a party;

(b)	its constitutional documents; or

(c)	any applicable law, regulation, order or judgment.

1.6	Filings and consents
All authorisations from, and notices or filings with, any Government Agency or ASX or any other recognised securities exchange that are necessary to enable such Seller to execute and to perform its obligations under this Agreement, and each of the other Transaction Documents to which it is or will be a party, have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with, except for any authorisations, notices or filings the failure of which to obtain or make is not material to the Group Companies.

1.7	Insolvency
No Insolvency Event has occurred in relation to such Seller.

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SCHEDULE 4
SELLER WARRANTIES
PART B – BUSINESS WARRANTIES

1.	SHARE CAPITAL

(a)
The issued share capital identified in row 6 of each of Schedule 2 comprises all the issued share capital of the Group Companies, and there is no obligation upon any Group Company nor any other person whether arising under any option or otherwise to issue any equity securities, shares, convertible notes, debentures or securities of any kind or nature in the Group Companies.

(b)	Each Subsidiary is a wholly owned Subsidiary of the Company.

2.	THE GROUP COMPANIES

2.1	Particulars in recitals and schedules
To the extent not covered by clause 1 of Part B of this Schedule 4, the particulars relating to the Group Companies set out in Schedule 2 and Schedule 3 to this Agreement are true and accurate.

2.2	Incorporation of Group Companies
Each Group Company is a corporation validly existing under the laws of the country of its incorporation as shown in Schedule 2 or Schedule 3, as applicable, with full power and authority to conduct its business as presently conducted.

2.3	Subsidiaries

(a)	There is no Encumbrance (other than Permitted Encumbrances and Encumbrances relating to the Intercompany Revolving Credit Facility) over any of the shares in the Subsidiaries.

(b)	Other than as set out in Schedule 3, no Group Company is the owner of any shares or other securities of any other corporation or unit trust.

2.4	Solvency
No Insolvency Event has occurred in relation to any Group Company (in the case of any Group Company which was acquired by the Group Companies, since the date of the acquisition).

2.5	Paid up capital
The Shares are fully paid up.

3.	CONDUCT OF BUSINESS

3.1	Licences, authorisations and consents
Each Group Company has all licences, authorisations and consents required for the carrying on of the business as presently conducted by it and, since the Accounts Date and in the last 12 months prior to the Accounts Date, no Group Company has received written notice that it is in material default under

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any such licence, authorisation or consent, except where the absence of such licence, authorisation or consent (or default thereunder) would not have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole.

3.2	Compliance with laws and regulations
Since the Accounts Date and in the last 12 months prior to the Accounts Date, no Group Company has received written notice from any Government Agency that it is in violation of any applicable law or regulation or any order or judgment of any court where such violation would have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole.

3.3	Litigation
Except as claimant in the collection of debts arising in the ordinary course of business, no Group Company is engaged in any litigation, arbitration or administrative proceeding which is in progress and which is material in relation to the Group Companies, taken as a whole, nor so far as the Warrantors are aware, since the Accounts Date, has any such proceeding been expressly threatened by or against any Group Company.

4.	ACCOUNTS AND FINANCIAL

4.1	Accounts
The Accounts:

(c)	have been prepared in accordance with the Accounting Standards; and

(d)
give a true and fair view of the financial position of the Group Companies in all material respects as at the Accounts Date and of the financial performance of the Group Companies in all material respects for the year ended on the Accounts Date.

4.2	Management Accounts
The monthly management accounts of the Group Companies prepared (on a U.S. GAAP basis) for each month after the Accounts Date until 31 March 2015 (identified in the Data Room Information as documents 03.03.11) are unaudited and:

(a)
have been prepared on a consistent basis with the preparation of the monthly management accounts of the Group Companies in the financial year ended on the Accounts Date (identified in the Data Room Information as document 03.03.10); and

(b)
give a reasonably accurate view of the profit and loss (as presented in the management accounts) of the Group Companies in all material respects as at and for the month in respect of which the monthly management accounts have been prepared.

4.3	Position since Accounts Date
Since the Accounts Date:

(a)	the business of the Group Companies, taken as a whole, has been carried on in the ordinary course of business;

(b)	no dividend or other distribution has been declared, paid or made by the Company, except for any cash dividends or disclosed dividends; and

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(c)	other than in the ordinary course of business:

(i)
no Group Company has incurred any capital expenditure exceeding A$5 million in aggregate of the expenditure within the budget of the then current financial year or expenditure that is committed to be made as at the date of this Agreement;

(ii)
no Group Company has disposed or agreed to dispose of any of the assets included in the Accounts, or acquired or agreed to acquire any assets since the Accounts Date, in each case with a book value in excess of A$3 million; and

(d)	no Group Company has increased its indebtedness for borrowed money other than under the Intercompany Revolving Credit Facility.

5.	DATA TAPE

(a)	The Data Tape is unaudited and was principally derived from the books, records and processes of the Group Companies maintained in the ordinary course of business.

(b)
Column H of the “CCA BUNs” tab and Column J of the “Lease Report” tab of the Data Tape, taken as a whole, does not contain errors or omissions which would have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole.

(c)
Since the Accounts Date there has been no change in the information or contracts underlying the Data Tape where such change would have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole.

6.	COMMERCIAL

6.1	Assets
Except where such failure would not have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole, the material assets of the Group Companies (excluding the Intellectual Property Rights owned or licenced to a Group Company):

(a)
are, in the case of the Towers, legally and beneficially owned by a Group Company and, in the case of all other material assets, either legally and beneficially owned by a Group Company or used by a Group Company pursuant to a legal right to use that asset;

(b)
if owned by a Group Company, are free of all Encumbrances (other than Permitted Encumbrances, any Encumbrances arising in respect of the Intercompany Revolving Credit Facility and the ANZ Facility) and are not subject to any agreement or arrangement under which any Group Company is obliged to create or grant any Encumbrance over those assets; and

(c)	are in the possession or under the control of a Group Company.

6.2	Material Contracts

(a)	Copies of all Material Contracts, and all documents that amend or vary the terms of any Material Contract in a material respect, are contained in the Data Room Information.

(b)	So far as the Warrantors are aware, no Group Company is in default in any material respect under any Material Contract.

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(c)
So far as the Warrantors are aware, since the Accounts Date, no party to a Material Contract has given written notice of an intention to terminate the Material Contract or the existence of a right to terminate the Material Contract (whether by way of formal notice of termination or by means of other written communication).

6.3	Financing Agreements

(a)	Copies of all Financing Agreements, and all documents that amend or vary the terms of any Financial Agreement in a material respect, are contained in the Data Room Information.

(b)	No Group Company is in default in any material respect under any Financing Agreement.

(c)
Since the Accounts Date and in the last 12 months prior to the Accounts Date, no party to a Financing Agreement has given written notice of an intention to terminate the Financing Agreement or the existence of a right to terminate the Financing Agreement (whether by way of formal notice of termination or by means of other written communication).

(d)	Since the Accounts Date and in the last 12 months prior to the Accounts Date, no Group Company has received any written notice to repay any borrowings under any Financing Agreement.

6.4	Intellectual Property Rights

(a)
So far as the Warrantors are aware, other than Intellectual Property Rights licensed by or derived through CCOL’s Seller Group, the Group Companies own or are licensed to use the Intellectual Property Rights necessary to conduct their business as presently conducted, except where failure to own or be licensed would not have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole.

(b)
Since the Accounts Date and in the last 12 months prior to the Accounts Date, no Group Company has received a written notice that it infringes any material Intellectual Property Right of any third party.

(c)
So far as the Warrantors are aware, there is no unauthorised use by any person of any material Intellectual Property Rights of a Group Company where the consequences of such unauthorised use would have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole.

(d)	No Group Company carries on business under a name or names other than its registered corporate or trade names.

6.5	Insurance

(a)	The Group Companies have taken out insurances on the bases and in respect of the risks described in the list of insurance cover contained in the Data Room Information, and:

(i)	such insurances are in full force and effect;

(ii)	so far as the Warrantors are aware, there are no special circumstances which might reasonably be expected to lead to any liability under such insurances being avoided by the insurers; and

(iii)	no material claims which remain outstanding have been made under any such insurances.

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(b)	The Group Companies are in compliance in all material respects with all requirements to maintain workers compensation insurance under statutory requirements.

7.	TAXATION

7.1	Taxation liabilities

(a)	All material Taxation for which a Group Company is liable and which has fallen due for payment has been duly paid.

(b)	All Group Companies have complied with any obligations to withhold material amounts from payments as required by the Tax Law.

7.2	Taxation returns

(a)
All material notices, computations, applications, returns, reports, statements, elections, declarations, schedules, attachments, information returns, claims for refunds, amended returns, and combined, consolidated, unitary or similar returns which ought to have been submitted to a Taxation Authority by a Group Company on account of Tax:

(i)	have been properly and duly so submitted; and

(ii)	disclose all material facts that must be disclosed under any law relating to Tax;
and all such documents submitted to a Taxation Authority are true and accurate in all material respects and are not the subject of any material dispute with a Taxation Authority.

(b)
All material records which a Group Company is required to keep for Taxation purposes or necessary to substantiate a filing position have been duly kept and are available for inspection at the premises of the Group Company.

(c)	No Group Company has asked for any extensions of time for the filing of any currently outstanding material tax returns or other documents, or the making of any payments, relating to material Taxation.

7.3	Penalties and interest
No Group Company has within the past three years paid or, so far as the Warrantors are aware, become liable to pay any material interest, penalty, surcharge or fine relating to Taxation.

7.4	Investigations
No Group Company has within the past 12 months been subject to or is currently subject to any material non-routine visit, or so far as the Warrantors are aware, investigation, dispute or audit by any Taxation Authority.

7.5	Franking
The Company has maintained a franking account in accordance with the Tax Act at all relevant times and the Company does not have a franking deficit.

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8.	PROPERTY

8.1	Freehold Office Properties

(a)
The Freehold Office Properties comprise all the material land and buildings in which the Group Companies have an interest other than the Tower Sites, the Leasehold Office Properties and the Freehold Properties.

(b)	A Group Company is the sole legal and beneficial owner of each of the Freehold Office Properties.

(c)
A Group Company is in exclusive occupation of each of the Freehold Office Properties free from all Encumbrances (other than Permitted Encumbrances), except where the Group Company has licenced, leased or otherwise parted with possession of any Freehold Office Properties on arm’s length terms.

8.2	Leasehold Office Properties

(a)
The Leasehold Office Properties comprise all the material land and buildings in which the Group Companies have an interest other than the Tower Sites, the Freehold Office Properties and the Freehold Properties.

(b)	A Group Company holds a valid licence or valid leasehold title to each of the Leasehold Office Properties.

(c)
A Group Company is in exclusive occupation of each of the Leasehold Office Properties free from all Encumbrances (other than Permitted Encumbrances), except where the Group Company has sublicenced, subleased or otherwise parted with possession of any Leasehold Office Properties on arm’s length terms.

8.3	Freehold Properties

(a)	The Freehold Properties are the only properties owned by the Group Companies other than the Freehold Office Properties.

(b)	A Group Company is the sole legal and beneficial owner of each of the Freehold Properties.

(c)
A Group Company is in exclusive occupation of each of the Freehold Properties free from all Encumbrances (other than Permitted Encumbrances), except where the Group Company has licenced, leased or otherwise parted with possession of the whole or any part of any Freehold Properties on arm’s length terms.

8.4	Tower Sites

(a)	The Data Room Information contains a sample of Tower Site Licences.

(b)
So far as the Warrantors are aware, no Group Company is in material breach of a Tower Site Licence and no party to a Tower Site Licence has given written notice of an intention to terminate the Tower Site Licence (whether by way of formal notice of termination or by means of other written communication), excluding expiry or non-renewal in accordance with the terms of a Tower Site Licence or by exercise of a contractual break right, in each case for such number of Tower Site Licenses that would have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole.

(c)	So far as the Warrantors are aware:

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(i)	no Group Company is in material breach of a Tower Site Lease; and

(ii)
no party to a Tower Site Lease has given written notice of an intention to terminate the Tower Site Lease (whether by way of formal notice of termination or by means of other written communication), excluding expiry or non-renewal in accordance with the terms of a Tower Site Lease or by exercise of a contractual break right;

in each case for such number of Tower Site Leases that would have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole.

(d)	The Data Room Information contains copies of substantially all of the Tower Site Leases that were available in the electronic files of the Group Companies, taken as a whole, as at 31 December 2014.

(e)	A Group Company holds a licence, lease or other occupation right for each of the Tower Sites.

(f)
So far as the Warrantors are aware, where a Group Company occupies a Tower Site pursuant to a Tower Site Lease, it does so free from all Encumbrances (other than Permitted Encumbrances) (except where the Group Company has sublicenced, subleased or otherwise parted with possession of any Tower Site Leases on arm’s length terms), other than where a failure to do so would not have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole;

(g)
So far as the Warrantors are aware the forms of the Tower Site Licences as at the date of this Agreement (other than Tower Site Licences assigned or transferred to a Group Company by a third party) for:

(i)	Optus Mobile Pty Limited do not depart from the forms of the Optus Mobile Pty Limited Tower Site Licences in the Disclosed Information;

(ii)	Vodafone Networks Pty Ltd do not depart from the forms of the Vodafone Networks Pty Ltd Tower Site Licences in the Disclosed Information;

(iii)	Telstra Corporation Limited do not depart from the forms of the Telstra Corporation Limited Tower Site Licences in the Disclosed Information; and

(iv)	NBN Co Limited do not depart from the forms of the NBN Co Limited Tower Site Licences in the Disclosed Information;
to an extent that would have a material adverse effect on the assets or financial position of the Group Companies, taken as a whole.

9.	EMPLOYEES

9.1	Employees

(a)	In this paragraph 9.1, “Senior Employee” means an employee of a Group Company that is a member of the Executive Management Team or a General Manager.

(b)	The Warrantors have disclosed to the Buyer a list of all Senior Employees of each Group Company together with, in respect of each Senior Employee:

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(i)
details of the remuneration, bonuses, incentives and other material payments payable to such Senior Employee or to which such Senior Employee may be entitled and other material benefits provided to such Senior Employee; and

(ii)	accrued and pro-rata annual leave, long service leave and personal/carer’s leave entitlements.

(c)	Each Senior Employee is employed by the Company or a Group Company.

(d)	The Warrantors have disclosed to the Buyer a copy of each employment agreement entered into between any Group Company and any Senior Employee.

(e)	No Senior Employee has given or been given written notice to terminate his employment.

(f)	The Warrantors have disclosed to the Buyer each Industrial Instrument which applies to any employee of a Group Company.

(g)	So far as the Warrantors are aware, the Group Companies are not presently subject to a bargaining period notified by any union or group of Employees in respect of any collective industrial agreement.

(h)	So far as the Warrantors are aware, there are no outstanding disputes between a Group Company and a material number of its employees or with any trade union.

(i)
So far as the Warrantors are aware, no Group Company is liable for any remuneration or other monetary benefit to or for the benefit of any Senior Employee which has not been disclosed in the Data Room Information.

(j)	So far as the Warrantors are aware, no Group Company is party to any incentive, bonus or retention scheme or arrangement which has not been disclosed in the Data Room Information.

(k)	So far as the Warrantors are aware, there is no workplace health and safety prosecution that has been commenced against any Group Company by a workplace safety authority and which remains unresolved.

(l)	The Data Room Information contains true, accurate and complete copies of the Group’s current (as at November 2014) template standard terms and conditions of employment.

(m)
All employees, contractors and commission agents of the Group Companies in respect of which a Group Company is required by law to make superannuation guarantee contributions have received at least the minimum superannuation guarantee contributions due to them as required by law.

(n)	No employee of any Group Company participates in a defined benefit superannuation scheme to which any Group Company is required to make contributions as a condition of that employee’s employment.

10.	RELATED ENTITY CONTRACTS
The Data Room Information contains, lists or refers to each Material Contract between CCOL or any of its Related Entities (other than any Group Company), on the one hand, and any Group Company, on the other hand.

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11.	BROKERS
Except as included in the Advisory Expenses or as otherwise disclosed in the Disclosure Letter, no broker, financial advisor or finder is entitled to any broker’s, financial advisor’s or finder’s fee or commission payable by any Group Company in connection with the transactions contemplated by this Agreement.

12.	INFORMATION
The information in the Data Room and this Agreement has been prepared in good faith.

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Schedule 5

SCHEDULE 5
COMPLETION STATEMENT
PART 1
PREPARATION OF THE COMPLETION STATEMENT

1.	Definitions
“Actual Net Cash” means the amount of Net Cash as at Completion, as shown in the Completion Statement;
“Actual Working Capital” means the amount of Working Capital as at Completion, as shown in the Completion Statement;
“Adjustment Representative” has the meaning given in clause 2.7 of this Agreement;
“Advisory Expenses” means an amount equal to the aggregate amount of all unpaid professional fees, costs and expenses of legal, accounting and financial advisors and any broker or finder fees or commissions payable (inclusive of GST where applicable), in each case incurred on or before Completion by any Group Company in connection with the transactions contemplated by this Agreement;
“Balance Sheet Date Working Capital” means A$(3,497,000);
“Completion Statement” means the Completion Statement to be prepared and finalised in accordance with this Schedule 5;
“Cut Off Time” means the date on which the Draft Completion Statement is delivered by the Buyer to the Adjustment Representative;
“Effective Time” means immediately prior to Completion on the date of Completion;
“Estimated Net Cash” means $(17,843,000), being a negative amount and the projected amount of Net Cash as at Completion, as estimated in good faith by the Adjustment Representative;
“Estimated Working Capital” means $15,678,000, being the projected amount of Working Capital as at Completion, as estimated in good faith by the Adjustment Representative;
“Net Cash” means an amount equal to (i) the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries, on a consolidated basis, minus (ii) the Advisory Expenses, minus (iii) the Third Party Debt of the Company and its Subsidiaries, on a consolidated basis, in each case calculated in accordance with this Schedule 5 (including Part 2 and Part 4) (it being understood that Net Cash, Actual Net Cash or Estimated Net Cash may be a negative number);
“Third Party Debt” means an amount equal to the aggregate of the following:

(i)	any amount drawn under the ANZ Facility; and

(ii)
other than the Intercompany Revolving Credit Facility, any other interest and non-interest bearing loans or other financing liabilities or obligations, including overdrafts and any other liabilities in the nature of borrowed money (whether secured or unsecured),

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in each case together with all interest, fees and penalties accrued thereon prior to the Completion Date, and any prepayment premiums or penalties payable in order to retire or extinguish any Third Party Debt at its redemption value;
“Working Capital” means an amount equal to:

(i)
the sum of (A) the aggregate amount of “Trade receivables” that are characterized as current assets, plus (B) the aggregate amount of the current portion of “Prepayments” (representing ground rent and associated costs paid in advance), plus (C) the aggregate amount of the non-current portion of “Prepayments” (representing ground rent and associated costs paid in advance), minus

(ii)
the sum of (A) (1) the aggregate amount of “Trade and other payables” that are characterized as current liabilities (excluding the aggregate amount of liabilities contained in Current Liabilities – Trade and other payables that are included in the “Share based payment liability” item) (“Current Liabilities – Trade and other payables”), minus (2) the aggregate amount of liabilities contained in Current Liabilities – Trade and other payables that are included in the “Related party” item, plus (B) the aggregate amount of “Income tax payable”, plus (C) the aggregate amount of the current portion of “Unearned income”, plus (D) the aggregate amount of the non-current portion of “Unearned income”, plus (E) the aggregate amount of “Employee benefits liability”, in each case of the Company and its Subsidiaries, on a consolidated basis, and calculated in accordance with this Schedule 5 (including Part 3 and Part 4); provided, however, that Working Capital shall exclude (A) all assets and liabilities to the extent included in the calculation of Net Cash (including amounts related to the Advisory Expenses) and (B) all assets and liabilities relating to the Intercompany Revolving Credit Facility (it being understood that Working Capital, Actual Working Capital or Estimated Working Capital may be a negative number).

2.	Preparation of Draft Completion Statement
Within 50 Business Days following Completion, the Buyer shall prepare and deliver to the Adjustment Representative a statement setting out the Buyer’s calculation of the Net Cash and the Working Capital of the Group Companies as of Completion (the “Draft Completion Statement”). The Draft Completion Statement must be in the form and include the items shown in Part 2 and Part 3 of this Schedule 5 and must be prepared in accordance with:

(a)	the specific policies set out in Part 4 of this Schedule 5;

(b)
to the extent not covered by clause 2(a) above, the accounting policies, principles, practices, categorisations, procedures, methods and bases adopted by the Group Companies in the preparation of the Accounts, whether or not such policies, principles, practices, categorisations, procedures, methods or bases are in accordance with the Accounting Standards;

(c)	solely to the extent not covered by clause 2(a) or 2 (b) above, in accordance with the Accounting Standards in force as at the Accounts Date.
but notwithstanding clauses 2(a), (b) and (c) above, in preparing the Draft Completion Statement and the Completion Statement no account will be taken of any events that take place after the Effective Time, and the Draft Completion Statement and the Completion Statement will be prepared without giving effect to Completion (including without giving effect to the payments made in accordance with clauses 2.4(b) and 2.4(c) of this Agreement), and regard shall only be had to information available to the parties up to the Cut Off Time.

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3.	Notification of disputed items
During the 15 Business Day period after delivery to the Adjustment Representative of the Draft Completion Statement, the Buyer will provide access to the information reasonably requested by the Adjustment Representative in connection with the Adjustment Representative’s review of the Draft Completion Statement. During this 15 Business Day period, the Adjustment Representative may give notice (a “Notice of Disagreement”) to the Buyer of any disagreement with any item or items in the Draft Completion Statement together with its proposed adjustments to those items. An adjustment may only be proposed if it exceeds A$100,000. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted (including a separate dollar value for each of those matters) and reasons therefor and (ii) only include disagreements based on mathematical errors or based on Net Cash or Working Capital not being calculated in accordance with this Schedule 5.
If, by the expiry of that period of 15 Business Days, no Notice of Disagreement is given to the Buyer or the Adjustment Representative has given notice to the Buyer that there are no items it wishes to dispute, the Draft Completion Statement will constitute the Completion Statement for the purposes of this Agreement.

4.	Resolution of disputed items and finalisation of the Completion Statement
If the Adjustment Representative gives a Notice of Disagreement of any item or items in dispute in accordance with clause 3 of Part 1 of this Schedule 5 (each, a “Disputed Item”):

(a)	during the 40 Business Day period following the delivery to the Buyer of a Notice of Disagreement, the Adjustment Representative and the Buyer must attempt in good faith to resolve the Disputed Items;

(b)
if any Disputed Items are not resolved in writing between the Adjustment Representative and the Buyer within 40 Business Days of the delivery to the Buyer of a Notice of Disagreement, those items (and only those items) must be determined by the Independent Accountants as set out in Part 5 of this Schedule 5; and

(c)
the Draft Completion Statement must be adjusted to take account of each Disputed Item agreed in writing between the Adjustment Representative and the Buyer or determined by the Independent Accountants, as the case may be, and the Draft Completion Statement as so adjusted will constitute the Completion Statement for the purposes of this Agreement.

5.	Provision of information
The Buyer must provide, must procure that the Group Companies provide and must procure that the Buyers’ accountants provide, the Adjustment Representative and its Representatives with all information, assistance and access to (and, as applicable, the right to take copies of) the personnel, properties, books and records of account, documents, files, papers (including working papers) and information which they may reasonably require for the purposes of this Schedule 5.

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EXECUTION PAGE

EXECUTED by CROWN CASTLE OPERATING LLC:	) )	in the presence of

/s/ Jay A. Brown		/s/ Philip M. Kelley
Signature of director		Signature of witness

Jay A. Brown		Philip M. Kelley
Name of director		Name of witness

EXECUTED by THE TRUST COMPANY (NOMINEES) LIMITED ACN 000 154 441 by its attorney pursuant to a Power of Attorney dated 18 September 2014 Register No. BK 4676 NO 134 who states that he/she has received no notice of revocation of the Power of Attorney.
	) )	in the presence of

/s/ John Newby		/s/ John Palmer
Signature of attorney		Signature of witness

John Newby		John Palmer
Name of attorney		Name of witness

SIGNED for TODD INTERNATIONAL INVESTMENTS LIMITED by its attorney	) )	in the presence of

/s/ Evan Davies		/s/ Stephen Dobbs
Signature of attorney		Signature of witness

Evan Davies		Stephen Dobbs
Name of attorney		Name of witness

SIGNED for each of:
OCEANIA CAPITAL LIMITED
BIRDSONG CAPITAL LIMITED
BAYTOWN INVESTMENTS LIMITED
HERITAGE PTC LLC
DAVID LLOYD CCA LIMITED
by their attorney (as attorney and agent for each of them individually)
	) )	in the presence of

/s/ David Richwhite		/s/ John Palmer
Signature of attorney		Signature of witness

David Richwhite		John Palmer
Name of attorney		Name of witness

EXECUTED by CROWN CASTLE INTERNATIONAL CORP, solely with respect to clauses 19, 20, 21, 22 and 25 :	) ) )	in the presence of

/s/ Jay A. Brown		/s/ Philip M. Kelley
Signature of officer		Signature of witness

Jay A. Brown		Philip M. Kelley
Name of officer		Name of witness

EXECUTED by TURRI BIDCO PTY LTD in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) )

/s/ Damian Secen		/s/ Stephen Baldwin
Signature of director		Signature of director/company secretary

Damian Secen		Stephen Baldwin
Name of director		Name of director/company secretary

EXECUTED by TURRI FINANCE PTY LTD in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) )

/s/ Damian Secen		/s/ Stephen Baldwin
Signature of director		Signature of director/company secretary

Damian Secen		Stephen Baldwin
Name of director		Name of director/company secretary